UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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VENTAS, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VENTAS, INC.

NOTICE OF 2014 ANNUAL MEETING OF
STOCKHOLDERS
AND
PROXY STATEMENT

353 North Clark Street
Suite 3300
Chicago, Illinois 60654
(877) 483-6827
April 4, 2014
Dear Ventas Stockholder:
You are cordially invited to attend Ventas, Inc.’s 2014 Annual Meeting of Stockholders, which will be held at 8:00 a.m. local (Central) time on Thursday, May 15, 2014, at 353 North Clark Street in Chicago, Illinois.
Please refer to the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for detailed information on the meeting and each of the proposals to be considered and acted upon at the meeting.
Your vote is very important to our Board of Directors. I urge you to vote your shares by proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided.
Our Board of Directors appreciates your continued support of Ventas, Inc.
Sincerely,
Debra A. Cafaro
Chairman of the Board and Chief Executive Officer

353 North Clark Street
Suite 3300
Chicago, Illinois 60654
(877) 483-6827

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2014 Annual Meeting of Stockholders of Ventas, Inc. will be held at 8:00 a.m. local (Central) time on Thursday, May 15, 2014, at 353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654. We are holding the Annual Meeting to consider and vote on the following matters:

1.
The election of ten directors nominated by our Board of Directors and named in the Proxy Statement to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014;

3.	An advisory vote to approve our executive compensation; and

4.	Such other business as may properly come before the meeting or any adjournments thereof.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
You may vote at the Annual Meeting and any postponements or adjournments thereof if you were a holder of record of Ventas, Inc. common stock as of the close of business on March 17, 2014, the record date for the meeting. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654.
Please vote your shares promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the meeting.
By Order of the Board of Directors,
Kristen M. Benson
Senior Vice President, Associate General Counsel
    and Corporate Secretary
Chicago, Illinois
April 4, 2014

PROXY STATEMENT

OVERVIEW OF 2013 PERFORMANCE AND 2014 ANNUAL MEETING
We prepared the following overview to assist you in reviewing our 2013 performance and the matters to be considered at the 2014 Annual Meeting of Stockholders. For further information, please review our Annual Report on Form 10-K for the year ended December 31, 2013 and the other information contained in this Proxy Statement.

2013 Performance

In 2013, we achieved record profits, cash flows and normalized Funds From Operations (“FFO”) per share. We delivered our 11th consecutive year of growth in normalized FFO, which increased 9% to $1.2 billion, and our normalized FFO per diluted share also rose 9% to $4.14. Excluding non-cash items, normalized FFO per share growth was 11%.* Our cash flows from operations totaled $1.2 billion, an increase of more than 20% year over year.
We paid our common stockholders an annual cash dividend of $2.735 per share, which represents a 10% increase over 2012 and a compound annual growth rate of 10% over the past ten years. From January 1, 2000 through December 31, 2013, we delivered compound annual total shareholder return (“TSR”) of more than 28%, which is the highest among all real estate investment trusts (“REITs”) in our compensation peer group over this time period.

_______________________________________
* See Annex A for reconciliations of normalized FFO and normalized FFO, excluding non-cash items, to net income attributable to common stockholders computed in accordance with U.S generally accepted accounting principles (“GAAP”).

Normalized Funds From Operations[1]

+11%

Per Share Dividend

+10%

Cash Flows From Operations

+20%

Same-Store Cash NOI

+5%

(1) Excluding non-cash items.

2013 Investment Highlights
Since December 2012, we have completed approximately $2.3 billion of acquisitions and expanded our balanced, diversified portfolio of high-quality assets to nearly 1,500 properties. Our 2013 acquisitions improved our private pay assets to 84% of our portfolio and included:
• senior living communities managed by Atria (43% of our 2013 acquisitions) that are 100% private pay;
• triple-net leased assets (47%), substantially all of which are private pay independent living communities; and
• medical office buildings (10%) primarily located on-campus and affiliated with A-rated or better hospital systems.

2013 Portfolio Highlights
Same-store cash net operating income (“NOI”) growth for our total portfolio (1,203 assets) was 5% in 2013*, and we generated over $300 million in cash flows from operations after capital expenditures and dividends.
We renewed, sold or transitioned to new operators all 89 licensed healthcare facilities leased by Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) whose lease terms expired during the second quarter of 2013, and we entered into favorable agreements with Kindred to extend the leases at a higher rental rate with respect to 48 of the 108 licensed healthcare assets whose lease terms were originally scheduled to expire on April 30, 2015.

2013 Balance Sheet and Liquidity Highlights
In 2013, we continued to improve our attractive cost of capital and further strengthened our liquidity, which enabled us to capitalize on strategic opportunities, including through the following:
• Issuance of $1.6 billion of unsecured debt with a weighted average interest rate of 3.3% and a weighted average initial maturity of 13.6 years;
• Entrance into new $3 billion unsecured credit facility, comprised of a $2 billion revolving credit facility and $1 billion in term loans, at improved pricing; and
• Repayment of $764 million principal amount of our senior notes and mortgage loans with a weighted average cash interest rate of 5.9%.

______________________________________
* See Annex A for a calculation of same-store cash NOI growth.

We maintained a strong balance sheet throughout 2013, demonstrated by our fixed charge coverage ratio of 4.5x and our net debt to adjusted pro forma EBITDA** of 5.5x at December 31, 2013.
The strength of our balance sheet and our credit profile was recognized by Moody’s Investors Service, Inc. (“Moody’s”), which upgraded our corporate credit rating to Baa1 in August 2013, and Standard & Poor’s Rating Service (“S&P”), which upgraded our corporate credit rating to BBB+ in December 2013.

______________________________________
** EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. See Annex A for a reconciliation of adjusted pro forma EBITDA to net income attributable to common stockholders computed in accordance with GAAP.

2013 Executive Compensation

Ventas Emphasizes Incentive Compensation Over Fixed Cash Compensation

Base Salary
Annual Cash Incentive Compensation
Long-Term Equity Incentive Compensation
Performance-Based Incentive Compensation
11%
32%
57%
89%
19%
43%
38%
81%

Chief Executive Officer's 2013 Compensation

Named Executive Officer's (other than CEO) 2013 Compensation (Average)

Our executive compensation consists primarily of base salary, annual cash incentive compensation and long-term incentive compensation. We emphasize performance-based incentive compensation over fixed cash compensation to achieve greater alignment with stockholders, focus decision-makers on the creation of long-term value and encourage prudent evaluation of risks. See page 27 for a detailed discussion of the elements of our compensation program.
2013 Executive Compensation Decisions
We have a strong performance- and achievement-oriented compensation philosophy. Our 2013 executive compensation program supported this philosophy and provided the opportunity for our executive officers to earn market-competitive levels of compensation. The 2013 incentive awards earned by our Named Executive Officers, which constituted a significant percentage of their total compensation, reflect a well-designed compensation program intended to incentivize achievement of superior results on important performance metrics that drive stockholder value.
In determining our Named Executive Officers’ incentive compensation for 2013, our Executive Compensation Committee (the “Compensation Committee”) and the independent members of our Board of Directors (the “Board”) considered our strong financial and operational performance, including record profits, cash flows and normalized FFO per share, while also recognizing that our TSR for the one-year period ended December 31, 2013 was below the median of our peer group, our TSR for the three-year period then ended was substantially at the median of our peer group and our TSR for the ten-year period then ended was in the top quartile of our peer group. The Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board exercised negative discretion to reduce the earned value of our Named Executive Officers’ incentive awards, achieving stockholder alignment consistent with the design of our compensation program. As a result, the 2013 total direct compensation of each of our Named Executive Officers declined year over year, with the compensation of our Chief Executive Officer declining by more than 12%, to reflect attained performance and promote alignment with our stockholders.

Annual Cash Incentive Awards
As explained in more detail under “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, we achieved maximum performance with respect to the company financial performance metrics comprising 65% of our 2013 annual cash incentive awards:

COMPANY FINANCIAL PERFORMANCE (65% of 2013 annual cash incentive awards)
Normalized FFO per Share Growth (35%): Our year-over-year normalized FFO per diluted share, excluding non-cash items, increased 11% from $3.60 to $3.99, exceeding the maximum performance goal.
Acquisitions (15%): We completed approximately $2.3 billion of acquisitions (excluding the value of anticipated sales of loan investments and shares of our common stock we acquired in connection with the acquisition of certain private investment funds) during the performance period, exceeding the maximum performance goal.

Fixed Charge Coverage Ratio (15%): As of December 31, 2013, our fixed charge coverage ratio was 4.50x, exceeding the maximum performance goal.
With respect to the portion (35%) of the 2013 annual cash incentive awards based on individual performance, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board determined that each Named Executive Officer attained between target and maximum performance. To strengthen alignment between our Chief Executive Officer’s compensation and stockholder value, the independent members of the Board utilized their discretion to reduce the individual performance component of our Chief Executive Officer’s cash incentive award despite her strong leadership and performance.
As a result, our Named Executive Officers received cash incentive awards for 2013 performance ranging from 83% to 98% of their respective maximum award opportunities. Due to our Chief Executive Officer receiving a lower percentage of the individual performance component, her 2013 annual cash incentive award, as a percentage of her maximum award opportunity (83%), was the lowest of our Named Executive Officers, and reflected a decline of approximately 15% in dollar value compared to her 2012 annual cash incentive award.
Long-Term Incentive Awards
As explained in more detail under “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, we achieved the following performance with respect to the quantitative performance metrics comprising 50% of our 2013 long-term incentive awards:

QUANTITATIVE PERFORMANCE METRICS (50% of 2013 long-term incentive awards)
One-Year Relative TSR (15%): For the year ended December 31, 2013, our TSR of -7.6% ranked us 13th out of 16 companies in our peer group, just below the threshold performance goal.
Three-Year Relative TSR (20%):  For the three-year period ended December 31, 2013, our compound annual TSR of +7.4% ranked us 10th out of 16 companies in our peer group, above the threshold performance goal and slightly below the target performance goal.

Net Debt to Adjusted Pro Forma EBITDA (15%): As of December 31, 2013, our net debt to adjusted pro forma EBITDA was 5.54x, slightly below the maximum performance goal.
In evaluating the specific performance factors under the qualitative portion (50%) of the 2013 long-term incentive awards, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board determined that our Named Executive Officers had achieved near maximum performance overall based on our strong financial and operational performance, while also giving consideration to our relative TSR performance, which was below the median of our peer group for the one-year period ended December 31, 2013 and substantially at the median of our peer group for the three-year period then ended due, in part, to changes in monetary policy and interest rate expectations that disproportionately affected the trading prices of the large-cap healthcare REITs’ common stock in 2013. Based on this evaluation of the performance factors, including relative TSR, the Compensation Committee and the independent members of the Board determined to award less than maximum performance on the qualitative portion of the long-term incentive awards in 2013, emphasizing strong alignment with the plan’s objective of creating and maintaining stockholder value.
Based on the performance achieved on the metrics under the quantitative portion of the plan, the Compensation Committee’s and the independent members of the Board’s evaluation of the performance factors, including relative TSR, under the qualitative portion of the plan, and adjustments to reflect individual contributions to our performance, our Named Executive Officers earned 2013 long-term incentive awards that ranged from 63% to 71% of their respective maximum award opportunities and were lower in dollar value than their respective 2012 awards. Year over year, our Chief Executive Officer’s long-term incentive award declined in dollar value approximately 13%.
See page 28 for a detailed discussion of the compensation earned by our Named Executive Officers for their 2013 performance and the factors considered by our Compensation Committee and the independent members of our Board in determining this compensation.
2013 Compensation Practices at a Glance

✓    DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation with a strong emphasis on performance-based incentive awards
✓    DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive stockholder value
✓    DO evaluate TSR when determining performance under incentive awards to enhance stockholder alignment
✓    DO cap payouts for awards under our annual and long-term incentive plans
✓    DO require executive officers and directors to own and retain shares of our common stock that have significant value to further align interests with our stockholders
✓    DO enhance executive officer retention with time-based vesting schedules for equity incentive awards earned for prior-year performance
✓    DO prohibit new tax gross-up arrangements under tax gross-up policy
✓    DO enable Board to “claw back” incentive compensation in the event of a financial restatement pursuant to recoupment policy
✓    DO maintain a Compensation Committee comprised solely of independent directors
✓    DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters

• DO NOT base incentive awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking
• DO NOT provide guaranteed minimum payouts or uncapped award opportunities
• DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits
• DO NOT provide our Chief Executive Officer with tax gross-ups with respect to payments made in connection with a change of control
• DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities
• DO NOT provide executive officers with excessive perquisites or other personal benefits
• DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without preapproval by the Audit and Compliance Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2013)
• DO NOT benchmark executive compensation to target above the median of our comparative group of peer companies

2014 Annual Meeting of Stockholders
Attending the Annual Meeting
Who:  Stockholders of record on March 17, 2014
When:  Thursday, May 15, 2014, 8:00 a.m. local (Central) time
Where:  353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654
Voting at the Annual Meeting
Vote by Telephone:  Call (800) 690-6903, 24 hours a day, seven days a week through May 14, 2014
Vote on the Internet:  Visit www.proxyvote.com, 24 hours a day, seven days a week through May 14, 2014
Vote by Mail:  Request, complete and return a copy of the proxy card in the postage-paid envelope provided
Vote in Person:  Request, complete and deposit a copy of the proxy card or complete a ballot at the Annual Meeting

Proposals Requiring Your Vote
Proposal 1 – Election of Directors (see page 58)
The following table provides summary information about our ten director-nominees, each of whom currently serves on our Board. Sheli Z. Rosenberg, a current director, has advised our Nominating and Corporate Governance Committee that she will retire and will not stand for reelection at the Annual Meeting. Directors are elected annually by a majority of votes cast in uncontested elections. The Board recommends that you vote “FOR” each of the named director-nominees.

Name	Age	Served since	Independence Status	Current Committees	Areas of Expertise
Debra A. Cafaro Chairman and CEO of Ventas	56	1999	Employed by Ventas	Executive Investment	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Douglas Crocker II* Chairman and Chief Investment Officer of Pearlmark Multifamily Partners, L.L.C.	74	1998	Independent	Executive (Chair) Investment (Chair) Nominating	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Strategic Planning, Executive Compensation
Ronald G. Geary President of Ellis Park Race Course, Inc.	66	1998	Independent	Executive Investment Nominating	Healthcare Industry, Corporate Finance, Mergers and Acquisitions, Strategic Planning, Government Relations, International Operations
Jay M. Gellert President and CEO of Health Net, Inc.	60	2001	Independent	Compensation (Chair)	Healthcare Industry, Mergers and Acquisitions, Strategic Planning, Government Relations, Executive Compensation
Richard I. Gilchrist Senior Advisor to The Irvine Company	68	2011	Independent	Compensation	Real Estate Industry, Mergers and Acquisitions, Strategic Planning, Executive Compensation
Matthew J. Lustig Managing Partner of North America Investment Banking and Head of Real Estate, Gaming and Lodging at Lazard Frères & Co. LLC	53	2011	Affiliated with entities that did business with Ventas in 2012	—	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Douglas M. Pasquale Founder and CEO of Capstone Enterprises Corporation; former CEO of Nationwide Health Properties, Inc.	59	2011	Former employee of Ventas (2011)	Investment	Real Estate Industry, Healthcare Industry, Corporate Finance, Mergers and Acquisitions, Strategic Planning
Robert D. Reed Senior Vice President and Chief Financial Officer of Sutter Health	61	2008	Independent	Audit (Chair)	Healthcare Industry, Corporate Finance, Strategic Planning, Capital Intensive Operations
Glenn J. Rufrano Chairman and CEO of O’Connor Capital Partners	64	2010	Independent	Audit	Real Estate Industry, Corporate Finance, Strategic Planning, International Operations
James D. Shelton Chairman of Omnicare, Inc.	60	2008	Independent	Compensation Investment	Healthcare Industry, Mergers and Acquisitions, Strategic Planning, Capital Intensive Operations, Government Relations, Executive Compensation

*	Independent Presiding Director
Proposal 2 – Ratification of the Selection of Ernst & Young LLP
as Our Independent Registered Public Accounting Firm for Fiscal Year 2014 (see page 64)
Ernst & Young audited our financial statements for the year ended December 31, 2013 and has been our independent registered public accounting firm since May 1998. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.
Proposal 3 – Advisory Vote to Approve Our Executive Compensation (see page 65)
The Board has determined that an advisory vote to approve our executive compensation will be submitted to our stockholders on an annual basis. The incentives created by our executive compensation program drive outstanding performance and have contributed to a strong track record of sustained growth, diversification and stockholder value creation. Although the trading prices of the three large-cap healthcare REITs’ common stock often move in similar directions in response to changing market conditions, we have consistently outperformed our competitors. We were the best performing large-cap healthcare REIT based on TSR for each of the one-, five- and ten-year periods ended December 31, 2013 and two of three for the three-year period ended December 31, 2013. Moreover, we ranked third among our peer group and outperformed both the S&P 500 index and the RMZ index in compound annual TSR for the ten-year period ended December 31, 2013. From January 1, 2000 through December 31, 2013, we delivered compound annual TSR of 28.4%, which is the highest among our peer group. Our flexibility, risk management, strategy and ability to execute and adapt quickly contributed to our historically excellent performance and enabled us to preserve significant value during the most recent global economic downturn.
In 2013, our compensation decisions once again reflected strong alignment between pay and performance. Despite our achievement of record financial results, the total direct compensation of our Chief Executive Officer declined more than 12% year over year as a result of the balance between formulaic and qualitative evaluations of performance under our long-term incentive plan and recognition of our one- and three-year TSR performance. The chart below illustrates our long-term pay-for-performance alignment by comparing our Chief Executive Officer’s total direct compensation to our TSR performance (indexed to a 2008 base year) for each of the past five years. This chart aligns the value of long-term equity incentive awards with the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2014 for 2013 performance are shown as 2013 compensation), consistent with the manner in which the Board evaluates compensation and pay-for-performance (as disclosed in further detail in the supplemental table on page 21). However, it differs from the Summary Compensation Table, which, due to Securities and Exchange Commission (“SEC”) rules that require the full grant date fair value of equity awards to be included as compensation in the year in which they were granted, disconnects the value of our long-term equity incentive awards from the performance year in which they were earned (e.g., long-term equity incentive awards granted in January 2014 for 2013 performance will not be shown in the Summary Compensation Table until our 2015 Proxy Statement as 2014 compensation).
Prior to and in the months following our 2012 Annual Meeting of Stockholders, we engaged in a broad outreach program to discuss our executive compensation practices with our stockholders. We learned from these discussions that our stockholders generally approve of the structure of our executive compensation program and support the pay-for-performance alignment we have consistently demonstrated. Nevertheless, reflecting the value our Board places on continuing and constructive feedback from our stockholders, we made certain enhancements to our executive compensation program in 2012 and the related disclosures in our 2013 proxy statement:
✓ Changes to the comparative group of peer companies that the Compensation Committee and the independent members of the Board use for compensation purposes to position us closer to the median in terms of market capitalization, enterprise value and total assets;

✓ Changes to our benchmarking practices to target the median (previously 65th percentile) of our comparative group of peer companies; and
✓ Expansion of our Compensation Discussion and Analysis disclosures regarding the performance metrics considered by the Compensation Committee and the independent members of the Board, including how those metrics support our pay-for-performance philosophy and contribute to the determination of our Named Executive Officers’ incentive awards.
The Board also reviewed the structure of our long-term incentive plan in the context of its ongoing consideration of market practices, our business needs and input from our stockholders and, based on that review, modified our long-term incentive plan for 2013 such that 50% of the value of our Named Executive Officers’ long-term equity incentive awards would be determined on the basis of performance with respect to pre-established quantitative performance metrics (primarily one- and three-year relative TSR) that were not subject to Compensation Committee or Board discretion. The other 50% of the value of the awards would be determined on the basis of a qualitative evaluation of performance with respect to pre-established financial, operational and strategic performance factors that enabled the Compensation Committee and the independent members of the Board to use their discretion to evaluate our success in preserving long-term stockholder value and avoiding excessive risk-taking.

At our 2013 Annual Meeting of Stockholders, holders of approximately 92% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation, an increase of more than 25% from 2012. We believe the strong level of support for our compensation program in 2013 reflected (a) the strong alignment between our executive pay and performance both in 2012 and over longer time periods (see chart above), (b) the quantitative alignment between our executive pay and performance as measured by stockholder advisory groups and (c) the enhancements to our compensation program described above that we disclosed in our 2013 proxy statement following our broad stockholder outreach efforts.

Robust Stockholder Support for Compensation Program As Company Implemented Enhancements

% of Votes Cast for Executive Compensation

65.2%
92.1%
2012 Annual Meeting
2013 Annual Meeting

The changes to our long-term incentive plan to harmonize quantitative and qualitative evaluations of performance contributed to the continued alignment of our pay with our performance in 2013. Although we performed well in relation to financial metrics over which our Named Executive Officers have significant direct influence, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board utilized their discretion in evaluating the specific performance factors under the qualitative portion of the 2013 long-term incentive plan to take into account performance in other areas, including our one- and three-year relative TSR, and reduced the Named Executive Officers’ long-term incentive awards to further emphasize stockholder alignment. This exercise of discretion contributed to a decline in each Named Executive Officer’s total direct compensation from 2012.
Based on our ongoing discussions with stockholders, the strong support of our stockholders at our 2013 Annual Meeting of Stockholders, and the continued success of our executive compensation program in 2013 at aligning pay with performance, we believe the changes described above addressed the constructive feedback we received in the course of our 2012 stockholder outreach. Moreover, the Compensation Committee and the independent members of the Board have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment.
For these reasons, the Board recommends that you vote “FOR” the approval, on an advisory basis, of our executive compensation.

ABOUT THIS PROXY STATEMENT
This Proxy Statement is being furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Ventas, Inc. (“Ventas,” “we” or “us”) for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. local (Central) time on Thursday, May 15, 2014 at 353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654, and at any adjournments thereof. This Proxy Statement is designed to assist you in voting your shares and includes information that we are required to provide to you under the rules of the SEC and the New York Stock Exchange (“NYSE”).
Notice of Electronic Availability of Proxy Statement and Annual Report
We are making this Proxy Statement and the materials accompanying it available to our stockholders electronically via the Internet, as permitted by the SEC’s rules. We will mail to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials and how to vote by proxy online. Starting on or about April 4, 2014, we will also mail this Proxy Statement and the materials accompanying it to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mail to you.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 15, 2014:
This Proxy Statement, our 2013 Form 10-K and our 2013 Annual Report are available at
www.proxyvote.com.
Householding
To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to Ventas stockholders who share the same address and who have the same last name or consent in writing. If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above. We will deliver the requested additional copy promptly following our receipt of your request.
Cost of Proxy Solicitation
Ventas will bear the cost of soliciting proxies by or on behalf of the Board. In addition to solicitation through the mail, proxies may be solicited in person or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services. We have engaged Georgeson Inc. to distribute and solicit proxies on our behalf and will pay Georgeson Inc. a fee of $9,500, plus reimbursement of reasonable out-of-pocket expenses, for these services. We will also reimburse brokers and other custodians for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of our common stock.

THE ANNUAL MEETING AND VOTING
Quorum
The holders of a majority of the shares of our common stock outstanding as of the close of business on March 17, 2014 (the “record date”) must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.
Who Can Vote
Only Ventas stockholders of record at the close of business on the record date, March 17, 2014, are entitled to vote at the Annual Meeting. As of the record date, 294,327,752 shares of our common stock, par value $0.25 per share, were outstanding.

Each share of our common stock entitles the owner to one vote on each matter properly brought before the Annual Meeting. However, certain shares designated as “Excess Shares” (generally any shares owned in excess of 9.0% of our outstanding common stock) or as “Special Excess Shares” pursuant to our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), may not be voted by the record owner thereof and will be voted in accordance with Article IX of our Charter.
A list of all Ventas stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for the ten days preceding the meeting at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654.
How to Vote
You may vote your shares in one of several ways, depending on how you own your shares.
Stockholders of Record
If you own shares registered in your name (a “stockholder of record”), you may:

(
Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 14, 2014. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
8
Vote your shares by proxy via the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 14, 2014. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
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If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR
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Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of our proxy materials by mail) or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners
If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian to instruct it how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote.
If you do not instruct your broker or custodian how to vote, it will have discretionary authority, under current NYSE rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1 or Proposal 3.
Votes by Proxy
All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:
✓ FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);
✓ FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014 (Proposal 2);
✓ FOR the approval, on an advisory basis, of our executive compensation (Proposal 3); and

•	In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

How to Revoke Your Vote
If you are a stockholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

•	Vote by telephone or over the Internet no later than 11:59 p.m. Eastern time on May 14, 2014;

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Deliver a written notice of revocation to our Corporate Secretary at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, before your proxy is voted at the Annual Meeting; or

•	Attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).
If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.
Attending the Annual Meeting
You are entitled to attend the Annual Meeting only if you were a Ventas stockholder as of the close of business on the record date, March 17, 2014, or you hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on the record date. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 17, 2014;

•	The Notice of Internet Availability of Proxy Materials;

•	A printout of the proxy distribution email (if you receive your materials electronically);

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker or custodian.
For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

OUR BOARD OF DIRECTORS
Our Board provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Among other matters, our Board considers and approves significant acquisitions, dispositions and other transactions and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis, including through presentations made at Board and committee meetings by our Chief Executive Officer, President, Chief Financial Officer, Chief Investment Officer and other members of senior management.
Director Independence
Our Guidelines on Governance require that at least a majority of the members of our Board meet the criteria for independence under the rules and regulations of the NYSE. For a director to be considered independent under the NYSE’s listing standards, the director must satisfy certain bright-line tests and the Board must affirmatively determine that the director has no direct or indirect material relationship with us. Not less than annually, the Board evaluates the independence of each non-management director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between such director, members of his or her family and organizations with which such director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

Based on its most recent review, the Board affirmatively determined that each of the following directors has no direct or indirect material relationship with us and qualifies as independent under the NYSE’s listing standards: Douglas Crocker II, Ronald G. Geary, Jay M. Gellert, Richard I. Gilchrist, Robert D. Reed, Sheli Z. Rosenberg, Glenn J. Rufrano and James D. Shelton. Ms. Cafaro is not considered independent under the NYSE listing standards due to her employment as our Chief Executive Officer. Mr. Lustig is not considered independent under the NYSE listing standards due to his employment by Lazard Real Estate Partners LLC (“LREP”) and Lazard Alternative Investments LLC (“LAI”), whose affiliated entities received proceeds in connection with our December 2012 acquisition of certain private investment funds previously managed by Lazard Frères Real Estate Investors L.L.C. or its affiliates. Mr. Pasquale is not considered independent under the NYSE listing standards due to his employment with us following our acquisition of Nationwide Health Properties, Inc. (“NHP”) in July 2011. Prior to the acquisition, Mr. Pasquale was Chief Executive Officer of NHP, and he served as Senior Advisor to our Chief Executive Officer from July 1, 2011 through December 31, 2011 to facilitate the integration of NHP with our company.
In evaluating the independence of Mr. Reed, the Board considered our ownership of a newly developed MOB that is 100% leased by Sutter Health. Mr. Reed serves as Senior Vice President and Chief Financial Officer of Sutter Health, which reported more than $9.5 billion of gross revenues in 2012. The Board believes that this relationship will not affect the ability of Mr. Reed to exercise independent judgment in carrying out his responsibilities as a member of our Board. See also “Corporate Governance—Transactions with Related Persons.”
Leadership Structure and Independent Presiding Director
Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may differ depending on a company’s size, industry, operations, history and culture. Consistent with this understanding, our Board, led by the Nominating and Corporate Governance Committee (the “Nominating Committee”), conducts an annual evaluation to determine the optimal leadership structure for us and for our stockholders. At the current time, the Board believes that our existing leadership structure – under which our Chief Executive Officer also serves as Chairman of the Board and a Presiding Director assumes specific responsibilities on behalf of the independent directors – is effective, provides the appropriate balance of authority between those who oversee our company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.
Pursuant to our Fourth Amended and Restated By-Laws, as amended (our “By-Laws”), and our Guidelines on Governance, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board as part of its leadership structure evaluation. Debra A. Cafaro has served in both roles since 2003, and our Board continues to believe that her combined role is most advantageous to us and our stockholders. Ms. Cafaro possesses in-depth knowledge of the issues, opportunities and risks facing us, our business and our industry and is best positioned to fulfill the Chairman’s responsibility to develop meeting agendas that focus the Board’s time and attention on the most critical matters and to facilitate constructive dialogue among Board members on strategic issues. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders. These leadership attributes are uniquely important to our company given the value to our business of opportunistic capital markets execution, our history of rapid and significant growth, and our culture of proactive engagement and risk management.
In connection with Ms. Cafaro’s service as our Chief Executive Officer and Chairman of the Board, our Guidelines on Governance require that the independent members of our Board, after considering the recommendation of the Nominating Committee, annually select one independent director to serve as Presiding Director, whose specific responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Presiding Director also serves as liaison between the Chairman and the independent directors, approves information sent to the Board and approves Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items. The Presiding Director has authority to call meetings of the independent directors and, if requested by major stockholders, ensures that he is available for consultation and direct communication with stockholders. In addition, the Presiding Director reviews with our General Counsel potential conflicts of interest and has such other duties as may be assigned from time to time by the independent directors or the Board. Although the Presiding Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year. Douglas Crocker II, a well-respected and recognized leader in the real estate industry, has served as our Presiding Director since 2003.
Board Committees
Our Board has five standing committees that perform certain delegated functions for the Board: the Audit and Compliance Committee (the “Audit Committee”); the Compensation Committee; the Executive Committee; the Investment

Committee; and the Nominating Committee. Each of the Audit, Compensation and Nominating Committees operates pursuant to a written charter that is available in the Corporate Governance section of our website at www.ventasreit.com/investor-relations/corporate-governance. We also provide copies of the Audit, Compensation and Nominating Committee charters, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Information on our website is not a part of this Proxy Statement.
Board and Committee Meetings
Our Board held a total of 11 meetings during 2013. Evidencing a strong commitment to our company, each director attended at least 75% of the total meetings of the Board and the committees on which he or she served that were held during 2013. The table below provides current membership and 2013 meeting information for each of our Board committees:

Name	Audit Committee	Compensation Committee	Executive Committee	Investment Committee	Nominating Committee
Debra A. Cafaro			MEMBER	MEMBER
Douglas Crocker II*			CHAIR	CHAIR	MEMBER
Ronald G. Geary			MEMBER	MEMBER	MEMBER
Jay M. Gellert		CHAIR
Richard I. Gilchrist		MEMBER
Matthew J. Lustig
Douglas M. Pasquale				MEMBER
Robert D. Reed	CHAIR
Sheli Z. Rosenberg	MEMBER		MEMBER		CHAIR
Glenn J. Rufrano	MEMBER
James D. Shelton		MEMBER		MEMBER
Total Meetings in 2013	4	8	0	1	5
* Independent Presiding Director
Our independent directors meet in executive session, outside the presence of management, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Presiding Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating Committees also meet in executive session, outside the presence of management, at each regularly scheduled committee meeting and at other times as necessary or desirable.
We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. Ten of the eleven directors who were nominated for reelection at our 2013 Annual Meeting of Stockholders attended that meeting.
How to Communicate with Directors
Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Corporate Secretary, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by submitting an e-mail to bod@ventasreit.com. Additionally, stockholders and other parties interested in communicating directly with the Presiding Director of the Board or with the independent directors as a group may do so by writing to Presiding Director, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by sending an e-mail to independentbod@ventasreit.com. Communications addressed to the Board or individual members of the Board are screened by our Corporate Secretary for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

AUDIT AND COMPLIANCE COMMITTEE
The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of our internal audit function.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. The Audit Committee meets separately in executive session, outside the presence of management, with each of our independent registered public accounting firm and our internal auditor at each regularly scheduled meeting and at other times as necessary or desirable.
The Board has determined that each member of the Audit Committee is independent and satisfies the independence standards of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules and regulations of the SEC and the NYSE listing standards, including the additional independence requirements for audit committee members. The Board has also determined that each member of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” for purposes of the SEC’s rules.
Audit Committee Report
Management has primary responsibility for our financial statements and the reporting process, including our system of internal controls, subject to oversight by the Audit Committee on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2013, including the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee has reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable PCAOB rules regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence from Ventas and its management, and the Audit Committee has considered the compatibility of non-audit services with the firm’s independence.
The Audit Committee has discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets regularly with the independent registered public accounting firm, with and without management present, to discuss the results of its examination of our financial statements, its evaluations of our internal controls, and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee also recommended, and the Board approved, the selection of our independent registered public accounting firm for fiscal year 2014.
AUDIT COMMITTEE
Robert D. Reed, Chair
Sheli Z. Rosenberg
Glenn J. Rufrano

EXECUTIVE COMMITTEE
The Board has delegated to the Executive Committee the power to direct the management of our business and affairs in emergency situations during intervals between meetings of the Board, except for matters specifically reserved for the Board and its other committees. The Executive Committee exercises its delegated authority only under extraordinary circumstances and has not held a meeting since 2002.

EXECUTIVE COMPENSATION COMMITTEE
The Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our executive officers other than our Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes compensation recommendations to the independent members of the Board for, our Chief Executive Officer.
The Compensation Committee meets throughout the year to review our compensation philosophy and its continued alignment with our business strategy and to consider and approve our executive compensation program for the subsequent year. The Compensation Committee, with the assistance of a nationally recognized, independent compensation consultant, discusses changes, if any, to the program structure, assesses the appropriate peer companies for benchmarking purposes, sets base salaries and annual and long-term incentive award opportunities, establishes the applicable performance metrics under our annual and long-term incentive plans, evaluates performance in relation to the established metrics, and determines annual and long-term incentive awards for our executive officers.
Our executive officers provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and other information regarding us and the companies in our peer group as a supplement to the comparative market data prepared by the independent compensation consultant, and making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other executive officers. However, our Chief Executive Officer plays no role in setting her own compensation. At various times, our General Counsel, our Corporate Secretary and our Chief Human Resources Officer may also attend meetings at the Compensation Committee’s request to act as secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. The Compensation Committee meets separately in executive session, without management present, at each regularly scheduled meeting and at other times as necessary or desirable.
The Compensation Committee meets during the first quarter of each year, typically in January, to review the achievement of pre-established performance goals for the prior year, to determine the appropriate annual and long-term incentive awards for executive officers based on that prior-year performance and, as appropriate, to approve grants of equity awards to our executive officers and, upon management’s recommendation, other employees. Our executive officers provide support to the Compensation Committee in this process, and the Chief Executive Officer makes incentive award recommendations with respect to the other executive officers.
The Board has determined that each member of the Compensation Committee is independent and satisfies the independence standards of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related NYSE listing standards, including the additional independence requirements for compensation committee members. The Board has also determined that each member of the Compensation Committee meets the additional requirements for “outside directors” set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” set forth in Rule 16b-3 under the Exchange Act.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2013, Messrs. Gellert, Gilchrist and Shelton served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our executive officers serves on the board of directors.
Independent Compensation Consultant
Under its charter, the Compensation Committee has authority to retain, and approve the terms of engagement and fees paid to, compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. Any compensation consultant engaged by the Compensation Committee reports to the Compensation Committee and receives no fees from us that are unrelated to its role as advisor to our Board and its committees. The Compensation Committee meets regularly with the compensation consultant without management present. Although a compensation consultant may periodically interact with company employees to gather and review information related to our executive compensation program, this work is done at the direction and subject to the oversight of the Compensation Committee. Pursuant to the Compensation Committee charter, any compensation consultant retained by the Compensation Committee must be independent, as determined annually by the Compensation Committee in its reasonable business judgment, considering the specific independence factors set forth in Rule 10C-1 under the Exchange Act and all other relevant facts and circumstances.
Pearl Meyer & Partners (“PM&P”) has served as the Compensation Committee’s independent compensation consultant since 2006. In 2013, the Compensation Committee retained PM&P to advise it and the independent members of the Board, as applicable, on matters related to our executive compensation levels and program design for 2014. The Compensation

Committee reviews the scope of work provided by PM&P on an annual basis and, in connection with PM&P’s engagement in 2013, determined that PM&P met the independence criteria under the Compensation Committee charter. In 2013, the Nominating Committee, after notifying the Compensation Committee, separately retained PM&P to advise it and the Board on certain non-employee director compensation matters. PM&P and its affiliates did not perform any other consulting services for us during the year ended December 31, 2013, and PM&P’s work for the Board and its committees has raised no conflict of interest.

INVESTMENT COMMITTEE
The function of the Investment Committee is to review and approve proposed acquisitions and dispositions of properties and other investments meeting applicable criteria, in accordance with our Amended and Restated Investment and Divestiture Approval Policy.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating Committee oversees our corporate policies and other corporate governance matters, as well as matters relating to the practices and procedures of the Board, including: identifying, selecting and recommending to the Board qualified director-nominees; making recommendations to the Board regarding its committee structure and composition; reviewing and making recommendations to the Board regarding non-employee director compensation; overseeing an annual evaluation of the Board and its committees; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; and generally advising the Board on corporate governance and related matters.
The Board has determined that each member of the Nominating Committee is independent and satisfies the NYSE listing standards.

CORPORATE GOVERNANCE
Governance Policies
Our Guidelines on Governance reflect the fundamental corporate governance principles by which our Board and its committees operate. These guidelines set forth general practices the Board and its committees follow with respect to structure, function, organization, composition and conduct. These guidelines are reviewed at least annually by the Nominating Committee and are updated periodically in response to changing regulatory requirements, evolving corporate governance practices, input from our stockholders and otherwise as circumstances warrant. In 2013, consistent with our commitment to strong corporate governance and responsiveness to our stockholders, the Board amended our Guidelines on Governance to incorporate a policy against tax gross-up arrangements, formalizing our existing practice of not entering into new tax gross-up arrangements with our executive officers.
Each of our directors and employees, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer and Controller, as well as each director and officer of our subsidiaries, is required to comply with our Code of Ethics and Business Conduct, which establishes legal and ethical standards for conducting our business. Our Code of Ethics and Business Conduct covers all significant areas of professional conduct, including employment practices, conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information and other company assets, compliance with applicable laws and regulations, political activities and other public policy matters, and proper and timely reporting of financial results. See also “—Public Policy Matters.”
Our Guidelines on Governance and our Code of Ethics and Business Conduct are available in the Corporate Governance section of our website at www.ventasreit.com/investor-relations/corporate-governance. We also provide a copy of our Guidelines on Governance or our Code of Ethics and Business Conduct, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Waivers from, and amendments to, our Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our website at www.ventasreit.com. The information on our website is not a part of this Proxy Statement.

Transactions with Related Persons
Our Board has a written policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the Audit Committee or the disinterested members of the Board. Our Code of Ethics and Business Conduct requires our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Presiding Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Audit Committee or the disinterested members of the Board.
Transactions with Mr. Pasquale
From July 2011 through December 2011, Mr. Pasquale served as Senior Advisor to our Chief Executive Officer to facilitate the integration of NHP with our company. Our agreement with Mr. Pasquale entitled him to receive substantially the same severance benefits that he would have received if he had resigned for “Good Reason” under his prior employment agreement with NHP. Pursuant to the terms of this agreement, in 2013, Mr. Pasquale received approximately $2.0 million representing certain severance benefits and deferred compensation, as well as continued medical and life insurance coverage and payment of certain dividend equivalent rights. The disinterested members of the Board approved the terms of Mr. Pasquale’s agreement in connection with its approval of the NHP acquisition.
Transactions with Sutter Health
We own a newly developed MOB located on the Sutter Medical Center—Castro Valley campus that is 100% leased by Sutter Health pursuant to long-term triple-net leases. In 2013, Sutter Health paid us aggregate annual rent of approximately $2.1 million, which is less than one-tenth of one percent (0.1%) of Sutter Health’s 2013 consolidated gross revenues. Mr. Reed, Senior Vice President and Chief Financial Officer of Sutter Health, has served as a member of our Board since March 2008. We believe the terms of the leases with Sutter Health are no less favorable to us than those available from an unaffiliated party.
Risk Management
While management has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. At Board and committee meetings, directors receive information and in-depth presentations from management and third-party experts and engage in comprehensive analyses and dialogue regarding specific areas of risk. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of likelihood and potential impact and ensures that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.
In addition to the overall risk oversight function administered directly by the Board, each of the Audit, Compensation, Nominating and Investment Committees exercises its own oversight related to the risks associated with the particular responsibilities of that committee:

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the Audit Committee reviews financial, accounting and internal control risks and the mechanisms through which we assess and manage risk, in accordance with NYSE requirements, and has certain responsibilities with respect to our compliance programs, such as our Code of Ethics and Business Conduct and Whistleblower Policy and Procedures;

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the Compensation Committee, as discussed in greater detail below, evaluates whether our compensation policies and practices, as they relate to both executive officers and employees generally, encourage excessive risk-taking;

•	the Nominating Committee focuses on risks related to corporate governance, board effectiveness and succession planning; and

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the Investment Committee is responsible for overseeing certain transaction-related risks, including the review of transactions in excess of certain thresholds, with existing tenants, operators, borrowers or managers, or that involve investments in non-core assets.

The chairs of these committees report on such matters to the full Board at each regularly scheduled Board meeting and other times as appropriate. We believe that this division of responsibilities is the most effective approach for identifying and addressing the risks facing the company. Through Ms. Cafaro’s service as Chief Executive Officer and Chairman, our Board leadership structure appropriately supports the Board’s role in risk oversight by facilitating prompt attention by the Board and its committees to the significant enterprise risks identified by management in our day-to-day operations.
Compensation Risk Assessment
As part of its risk oversight role, the Compensation Committee annually considers whether our compensation policies and practices for all employees, including our executive officers, create risks that are reasonably likely to have a material adverse effect on our company. In conducting its risk assessment in 2014, the Compensation Committee reviewed a report prepared by management regarding our existing compensation plans and programs, including our severance and change-in-control arrangements, in the context of our business risk environment. In its review, the Compensation Committee noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including, without limitation:

•	A balanced mix of cash and equity compensation with a strong emphasis on performance-based annual and long-term incentive awards;

•	Multiple performance metrics selected in the context of our business strategy and often in tension with each other;

•	Regular review of comparative compensation data to maintain competitive compensation levels in light of our industry, size and performance;

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Annual and long-term incentive award opportunities that do not provide minimum guaranteed payouts, are based on a range of performance outcomes and plotted along a continuum, and have capped payouts, subject in all cases to the Compensation Committee’s and the independent Board members’ overall assessment of performance;

•	Equity compensation weighted more heavily towards restricted stock than stock options to provide greater incentive to create and preserve long-term stockholder value;

•	Equity incentive awards granted for prior-year performance with multi-year vesting schedules to enhance retention;

•	Minimum stock ownership guidelines that align executive officers with long-term stockholder interests; and

•	Restrictions on engaging in derivative and other hedging transactions in our securities and on holding our securities in margin accounts or otherwise pledging our securities to secure loans.
Based on its evaluation, the Compensation Committee determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not create risks that are reasonably likely to have a material adverse effect on our company and instead promote behaviors that support long-term sustainability and stockholder value creation.
Public Policy Matters
We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and to conduct themselves and our business in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Ethics and Business Conduct, we have established the policies and practices described below with respect to political contributions and other public policy matters.
Political Contributions and Expenditures
We do not use corporate funds or resources for direct contributions to political candidates, parties or campaigns. Corporate resources include non-financial donations, such as the use of our property in a political campaign or our employees’ use of work time and telephones to solicit for a political cause or candidate.
Public Policy Advocacy
We do not have a political action committee. However, we may advocate a position, express a view or take other appropriate action with respect to legislative or political matters affecting our company or our interests. We may also ask our employees to make personal contact with governmental officials or to write letters to present our position on specific issues. Any such advocacy is done in compliance with applicable laws and regulations.
Individual Political Activity
We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in the campaigns of, the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities, making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, on their own time and at their own expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing Ventas in such activities.
Relationships with Government Officials
Our directors, officers and employees may not maintain any relationship or take any action with respect to public officials that could impugn our integrity or reputation. In particular, our directors, officers and employees may not offer, promise or give anything of value, including payments, entertainment and gifts, to any government official, employee, agent or other intermediary of the United States government or any domestic or foreign government.

OUR EXECUTIVE OFFICERS
Set forth below is certain biographical information concerning each of our executive officers. Ages shown for all executive officers are as of the date of the Annual Meeting.

Name, Age and Position	Business Experience
Debra A. Cafaro, 56 Chairman and Chief Executive Officer	Ms. Cafaro’s biographical information is set forth in this Proxy Statement under “Proposals Requiring Your Vote—Proposal 1: Election of Directors.”
Raymond J. Lewis, 49 President
Mr. Lewis has been our President since November 2010. He previously served as our Executive Vice President and Chief Investment Officer from 2006 to November 2010 and as our Senior Vice President and Chief Investment Officer from 2002 to 2006. Prior to joining us in 2002, he was managing director of business development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation (“GECC”), which is a subsidiary of General Electric Corporation, where he led a team focused on mergers and portfolio acquisitions of healthcare assets. Before that, Mr. Lewis was Executive Vice President of Healthcare Finance for Heller Financial, Inc. (which was acquired by GECC in 2001), where he had primary responsibility for healthcare lending. Mr. Lewis is Chairman Emeritus of the National Investment Center for the Seniors Housing & Care Industry (“NIC”). He is also currently a member of the Executive Board of the American Seniors Housing Association where he serves as Secretary and Treasurer on the Executive Committee.

John D. Cobb, 42 Executive Vice President and Chief Investment Officer
Mr. Cobb was named Executive Vice President and Chief Investment Officer in March 2013, after serving as our Senior Vice President and Chief Investment Officer since November 2010. From 2008 to 2010, he was President and Chief Executive Officer of Senior Lifestyle Corporation, where he led the strategic direction of a 9,000+ unit retirement company with over 3,400 employees. Prior to that, he held various positions with GE Healthcare Financial Services, with the last being Senior Managing Director, where he led a team focused on debt and equity investments of healthcare real estate totaling over $9 billion. Mr. Cobb has served as a director of NIC, and he is currently a member of the Executive Board of the American Seniors Housing Association.

Todd W. Lillibridge, 58 Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.
Mr. Lillibridge joined us as Executive Vice President, Medical Property Operations in July 2010. Mr. Lillibridge also serves as President and Chief Executive Officer of our subsidiary, Lillibridge Healthcare Services, Inc. (“Lillibridge”), where he is responsible for the strategic focus, vision and overall leadership of our MOB operations. Prior to joining Lillibridge’s predecessor in 1982, and subsequently establishing Lillibridge & Company, Mr. Lillibridge was employed by Baird & Warner, Inc. of Chicago, Illinois, serving in the real estate finance group and the development division. He is a member of the Economic Club of Chicago, the World Presidents’ Organization of Chicago and the Board of Directors of the Joffrey Ballet.

Name, Age and Position	Business Experience
T. Richard Riney, 56 Executive Vice President, Chief Administrative Officer and General Counsel
Mr. Riney has been our Executive Vice President and General Counsel since 1998, was named our Chief Administrative Officer in 2007 and also served as our Corporate Secretary from 1998 to 2012. From 1996 to 1998, he served as Transactions Counsel for our predecessor, Vencor, Inc. Prior to that, Mr. Riney practiced law with the law firm of Hirn, Reed & Harper, where his areas of concentration were real estate and corporate finance. Mr. Riney serves on the Centre College President’s Advisory Council. He is admitted to the Bar in Kentucky and is a member of the National Association of Real Estate Investment Trusts (“NAREIT”).

Richard A. Schweinhart, 64 Executive Vice President and Chief Financial Officer
Mr. Schweinhart has been our Executive Vice President and Chief Financial Officer since 2006, prior to which he served as our Senior Vice President and Chief Financial Officer from 2002 to 2006, after briefly serving as a full-time consultant to Ventas. From 1998 to 2002, he served as Senior Vice President and Chief Financial Officer for Kindred Healthcare, Inc. (NYSE: KND), where he was responsible for all financial aspects of the company, including accounting, finance, purchasing, insurance, tax, reimbursement and internal control. Prior to that, Mr. Schweinhart was Senior Vice President of Finance for HCA Inc. (“HCA”), Chief Financial Officer at Galen Health Care, Inc. (a spin-off of Humana Inc. (“Humana”)) prior to its acquisition by HCA and Senior Vice President of Finance at Humana. He is a Certified Public Accountant.

EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Jay M. Gellert, Chair
Richard I. Gilchrist
James D. Shelton
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our 2013 compensation program for our principal executive officer (Ms. Cafaro), our principal financial officer (Mr. Schweinhart) and our three other most highly compensated executive officers during 2013 (Messrs. Lewis, Lillibridge and Riney) (collectively, our “Named Executive Officers”). In particular, this CD&A explains the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, the policies underlying our 2013 compensation program and the compensation awarded to our Named Executive Officers for 2013. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs; however, future compensation programs that we adopt may differ materially from currently planned programs.
Executive Summary
Through our executive compensation program, we seek to attract, retain and motivate talented executives and link the compensation realized by our executive officers to the achievement of financial and strategic company goals, as well as individual goals. Our executive compensation philosophy emphasizes variable pay over fixed pay, and a significant portion of total direct compensation is in the form of equity awards granted to reward historical performance that vest over time to promote retention and alignment with stockholder value. We believe this approach to performance-based compensation provides balanced incentives for our executive officers that align their interests with the long-term interests of our stockholders and discourage excessive risk-taking.

2013 Compensation
In determining our Named Executive Officers’ incentive compensation for 2013, the Compensation Committee and the independent members of the Board considered our strong financial and operational performance, including record profits, cash flows and normalized FFO per share, while also recognizing that our TSR for the one-year period ended December 31, 2013 was below the median of our peer group, our TSR for the three-year period then ended was substantially at the median of our peer group and our TSR for the ten-year period then ended was in the top quartile of our peer group. The Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board exercised negative discretion on the individual performance component of our Chief Executive Officer’s 2013 cash incentive award and the qualitative performance component of our Named Executive Officers’ 2013 long-term incentive awards to reduce the earned value of these awards, achieving stockholder alignment consistent with the design of our compensation program. As a result, the 2013 total direct compensation for each of our Named Executive Officers declined year over year, with the compensation of our Chief Executive Officer declining by more than 12%, to reflect attained performance and promote alignment with our stockholders.
The year-over-year changes in our Named Executive Officers’ compensation are shown in the table below, which sets forth the individual components of our Named Executive Officers’ total direct compensation for 2013, 2012 and 2011, consistent with the manner in which the Board evaluates executive compensation and pay-for-performance. Ms. Cafaro’s and Mr. Lewis’s total direct compensation declined more significantly than that of our other Named Executive Officers to reflect the view of the Compensation Committee and the independent members of the Board that Ms. Cafaro’s and Mr. Lewis’s compensation should have the greatest alignment with our stockholders.
The table below aligns the value of our Named Executive Officers’ long-term equity incentive awards with the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2014 for 2013 performance are shown as 2013 compensation). This presentation differs from the Summary Compensation Table, which, due to SEC disclosure rules, disconnects the value of our Named Executive Officers’ long-term equity incentive awards from the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2014 for 2013 performance will not be shown in the Summary Compensation Table until our 2015 Proxy Statement as 2014 compensation). The table below supplements, and does not replace, the Summary Compensation Table.

			Annual Cash Incentive Award	Long-Term Equity Incentive Award
	Performance Year			Restricted Stock		Stock Options		Total Direct Compensation(2)	Year-Over-Year Change
Name		Salary		# of Shares	Value(1)	# of Shares	Value(1)
D. Cafaro(3)	2013	$1,000,000	$2,974,001	58,812	$3,622,850	354,972	$1,552,650	$9,149,501	(12)%
	2012	1,000,000	3,480,000	63,066	4,158,000	175,739	1,782,000	10,420,000
	2011	915,000	3,019,500	82,808	4,611,600	182,560	1,976,400	10,522,500
R. Lewis	2013	618,000	1,293,165	21,811	1,343,612	131,649	575,834	3,830,611	(17)%
	2012	600,000	1,320,000	28,348	1,869,000	78,994	801,000	4,590,000
	2011	498,000	1,064,475	30,985	1,725,570	68,310	739,530	4,027,575
T. Lillibridge	2013	412,000	844,600	9,930	611,696	59,935	262,156	2,130,452	(1)%
	2012	400,000	832,821	9,682	638,400	26,982	273,600	2,144,821
	2011	375,000	599,574	11,312	630,000	24,939	270,000	1,874,574
T.R. Riney	2013	463,500	957,128	11,171	688,158	67,426	294,925	2,403,711	(7)%
	2012	450,000	924,000	12,900	850,500	35,946	364,500	2,589,000
	2011	381,000	760,095	14,367	800,100	31,673	342,900	2,284,095
R. Schweinhart	2013	463,500	924,683	10,513	647,602	63,453	277,544	2,313,329	(4)%
	2012	450,000	868,875	11,466	756,000	31,952	324,000	2,398,875
	2011	407,000	782,051	15,347	854,700	33,835	366,300	2,410,051

(1)
Amounts shown represent the full grant date fair value, calculated pursuant to Financial Accounting Standards Board (“FASB”) guidance relating to fair value provisions for share-based payments, of the restricted stock and stock option portions of each Named Executive Officer’s long-term equity incentive award.

(2)
Total direct compensation consists of base salary, plus annual cash incentive awards and long-term equity incentive awards, and therefore excludes amounts shown in the “All Other Compensation” column of the 2013 Summary Compensation Table.

(3)
Ms. Cafaro’s 2011 total direct compensation excludes the $8 million special equity incentive award granted to her in March 2011 that vests over five years because this award was not related solely to performance in a single year. The special equity incentive award was granted to support her continued retention and in recognition of her superior long-term performance and contributions to our success. The Board does not view this award as a continuing feature of our executive compensation program.

2013 Base Salary. Following a review of compensation data for peers with substantially similar roles and responsibilities (as described below under “—Compensation Consultant and Benchmarking”), each of Messrs. Lewis, Lillibridge, Riney and Schweinhart received an increase in base salary for 2013 to more closely align with market competitive levels. Ms. Cafaro’s base salary was determined to be at the market median and remained unchanged from 2012 to 2013.
2013 Cash Incentive Awards. As described below under “Elements of Our Compensation Program,” our Named Executive Officers received cash incentive awards ranging from 83% to 98% of their respective maximum award opportunities for 2013 due primarily to our strong performance relative to pre-established company financial goals (normalized FFO per share, acquisitions and fixed charge coverage ratio), which accounted for 65% of the 2013 cash incentive awards (35% in the case of Mr. Lillibridge; an additional 40% of Mr. Lillibridge’s 2013 cash incentive award was based on the strong performance of our MOB operations). With respect to the remaining 35% of the 2013 cash incentive awards based on individual performance (25% in the case of Mr. Lillibridge), the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board determined that each Named Executive Officer attained between target and maximum performance.
2013 Long-Term Incentive Awards. Based on the Compensation Committee’s ongoing consideration of market practices, our business needs and feedback from our stockholders, we modified our long-term incentive plan for 2013 such that 50% of the value of the long-term incentive awards was determined based on performance with respect to pre-established quantitative performance metrics (primarily one- and three-year relative TSR) that were not subject to discretion. The remaining 50% (previously 100%) of the value of the awards was determined based on qualitative evaluation of pre-established financial, operational and strategic performance factors that enabled the Compensation Committee and the independent members of the Board to use their discretion to evaluate our success in preserving long-term stockholder value and avoiding excessive risk-taking. The Compensation Committee and the independent members of the Board believe that this 50/50 split between a formulaic evaluation of performance and a more qualitative evaluation provided the appropriate incentive structure and balance to align interests and drive long-term stockholder value in 2013.
As described below under “Elements of Our Compensation Program,” our Named Executive Officers received long-term incentive awards ranging from 63% to 71% of their respective maximum award opportunities for 2013. Overall performance on the performance goals (one-year relative TSR, three-year relative TSR and net debt to adjusted pro forma EBITDA) under the quantitative portion (50%) of the 2013 long-term incentive plan approximated 50% of the maximum performance opportunity. With respect to the portion (50%) of the 2013 long-term incentive plan based on a qualitative evaluation of specific performance factors, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board balanced our strong financial and operational performance in 2013 with consideration of our relative TSR performance and determined that the Named Executive Officers had achieved between target and maximum performance.
Compensation Policies and Practices. In 2013, consistent with our commitment to strong corporate governance and responsiveness to our stockholders, our Board adopted a policy against tax gross-up arrangements, which formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers, and maintained the following responsible compensation and corporate governance practices:
✓ The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards;
✓ Our Named Executive Officers’ incentive award opportunities are capped, and the value of their awards is determined by the Compensation Committee’s or the independent Board members’ assessment of performance with respect to multiple performance metrics, including TSR, that promote stockholder value;
✓ The long-term equity incentive awards earned by our Named Executive Officers for prior-year performance have time-based vesting schedules to enhance retention and alignment with long-term stockholder value;
✓ The competitiveness of our executive compensation program is assessed by comparison to the median of a group of peer companies that are comparable to us in terms of enterprise value, market capitalization and total assets;
✓ Our Compensation Committee is comprised solely of independent directors and annually engages an independent compensation consultant to advise on matters related to our executive compensation program;
✓ We maintain meaningful share ownership guidelines for our executive officers and non-employee directors that promote a long-term stockholder perspective;
✓ Our Compensation Committee annually reviews and discusses an assessment of the potential risks of our compensation policies and practices for all employees;

✓ Our executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees; and
✓ Our Securities Trading Policy and Procedures prohibits our executive officers and directors from engaging in derivative and other hedging transactions in our securities, and it restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the prior approval of the Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2013).
Highlights of 2013 Performance
Ventas had an excellent year of financial performance in 2013, as we achieved record profits, cash flows and normalized FFO per share by executing on our business strategy and building upon our three core strengths: making accretive investments; raising capital; and managing our assets. We grew internally from exceptional performance in our same-store portfolio and externally by successfully completing approximately $2.3 billion of diversifying investments since December 2012. At the same time, we retained our significant financial strength and flexibility and improved our attractive cost of capital. Our 2013 compensation decisions reflected our Named Executive Officers’ contributions to our strong financial and operational performance during the year, while acknowledging that our one-year TSR was below the median of our peer group and our three-year TSR was substantially at the median of our peer group. Due to the role of relative TSR performance in the determination of our Named Executive Officers’ long-term incentive awards, the 2013 total direct compensation of each of our Named Executive Officers declined from 2012, supporting our pay-for-performance compensation philosophy and creating alignment with stockholders.
The highlights of our 2013 accomplishments include the following:
Financial Results
✓ We delivered our 11th consecutive year of growth in normalized FFO, which increased 9% to $1.2 billion, and our normalized FFO per diluted share also rose 9% to $4.14. Excluding non-cash items, our normalized FFO per share growth was 11%.
✓ Our cash flows from operations increased more than 20% to $1.2 billion, and same-store cash NOI for our total portfolio increased 5% year over year. We generated over $300 million in free cash flow after capital expenditures and dividends.
Investments and Portfolio
✓ Our approximately $2.3 billion of diversifying investments since December 2012 improved our private pay assets to 84% of our portfolio.
✓ We entered into lease renewals, new leases or sale contracts for all 89 licensed healthcare facilities leased by Kindred whose lease terms were up for renewal May 1, 2013, and we entered into favorable agreements with Kindred to extend the leases at a higher rental rate with respect to 48 of the 108 licensed healthcare assets whose lease terms were originally scheduled to expire on April 30, 2015.
Liquidity, Capital Raising, Ratings and Balance Sheet

✓
We ended the year with a strong balance sheet, demonstrated by our fixed charge coverage ratio of 4.5x and net debt to adjusted pro forma EBITDA of 5.5x at December 31, 2013. The strength of our balance sheet and our credit profile was recognized by Moody’s, which upgraded our corporate credit rating to Baa1 (stable) in August 2013, and S&P, which upgraded our corporate credit rating to BBB+ (stable) in December 2013.

✓ Our cash interest rate improved 30 basis points, as we raised $1.6 billion of new capital through the issuance of senior unsecured notes with a weighted average interest rate of 3.3% and a weighted average initial maturity of 13.6 years. We also issued and sold approximately 2.1 million shares of our common stock under our “at-the-market” equity offering program at an average price of $69.42 per share for aggregate net proceeds (after sales agent commissions) of approximately $141.5 million.
✓ We enhanced our liquidity, extended our debt maturities and improved our pricing compared to previously existing bank debt by entering into a new $3.0 billion unsecured credit facility, comprised of a $2.0 billion revolving credit facility and $1.0 billion in term loans.

Returns and Dividends
✓ Although our TSR for the one-year period ended December 31, 2013 was below the median of our peer group and our TSR for the three-year period then ended was substantially at the median of our peer group due, in part, to changes in monetary policy and interest rate expectations that disproportionately affected the trading prices of the three large-cap healthcare REITs’ common stock in 2013, we ranked first in compound annual TSR among the large-cap healthcare REITs for each of the one-, five- and ten-year periods ended December 31, 2013 (-7.6%, +16.6% and +15.4%, respectively) and two of three for the three-year period then ended (+7.4%).
✓ We ranked third among our peer group and outperformed the S&P 500 index and the RMZ index in compound annual TSR for the ten-year period ended December 31, 2013. From January 1, 2000 to December 31, 2013, we delivered compound annual TSR of 28.4%, which is highest among our peer group.
✓ We paid our common stockholders an annual cash dividend of $2.735 per share, which represents a 10% increase over 2012. For the last ten years, our cash dividend has increased at a compound annual growth rate of 10%.
External Recognition

✓	We were honored to be named one of the World’s Most Admired Real Estate Companies by Fortune magazine.
2013 Advisory Vote on Executive Compensation and Stockholder Outreach
The Board has determined that an advisory vote to approve our executive compensation will be submitted to our stockholders on an annual basis. At our 2013 Annual Meeting of Stockholders, holders of approximately 92% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation, an increase of more than 25% from 2012. We believe the strong level of support for our compensation program in 2013 reflects (a) the strong alignment between our executive pay and performance both in 2012 and over longer time periods (see chart below), (b) the quantitative alignment between our executive pay and performance as measured by stockholder advisory groups and (c) the enhancements to our compensation program that we disclosed in our 2013 proxy statement following our broad stockholder outreach efforts.
In 2013, our compensation decisions once again reflected strong alignment between pay and performance. Despite our achievement of record financial results, the total direct compensation of our Chief Executive Officer declined more than 12% year over year as a result of the balance between formulaic and qualitative evaluations of performance under our long-term incentive plan and recognition of our one- and three-year TSR performance. The chart above illustrates our long-term pay-for-performance alignment by comparing our Chief Executive Officer’s total direct compensation to our TSR performance (indexed to a 2008 base year) for each of the past five years. This chart aligns the value of long-term equity incentive awards with the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2014 for 2013 performance are shown as 2013 compensation), consistent with the manner in which the Board evaluates compensation and pay-for-performance (as disclosed in further detail in the supplemental table on page 21). However, it differs from the Summary Compensation Table, which, due to SEC rules that require the full grant date fair value of equity awards to be included as compensation in the year in which they were granted, disconnects the value of our long-term equity incentive awards from the performance year in which they were earned (e.g., long-term equity incentive awards granted in January 2014 for 2013 performance will not be shown in the Summary Compensation Table until our 2015 Proxy Statement as 2014 compensation).
Prior to and in the months following our 2012 Annual Meeting of Stockholders, we engaged in a broad outreach program to discuss our executive compensation practices with our stockholders. We learned from these discussions that our stockholders generally approve of the structure of our executive compensation program and support the pay-for-performance alignment we have consistently demonstrated. Nevertheless, reflecting the value our Board places on continuing and constructive feedback from our stockholders, we made certain enhancements to our executive compensation program in 2012 and the related disclosures in our 2013 proxy statement, including:
✓ Changes to the comparative group of peer companies that the Compensation Committee and the independent members of the Board use for compensation purposes to position us closer to the median in terms of market capitalization, enterprise value and total assets in light of our significant growth (see “Compensation Consultant and Benchmarking” below);
✓ Changes to our benchmarking practices to target the median (previously 65th percentile) of our comparative group of peer companies (see “Compensation Consultant and Benchmarking” below); and
✓ Expansion of the disclosures in our CD&A regarding the performance metrics considered by the Compensation Committee and the independent members of the Board, including how those metrics support our pay-for-performance philosophy and contribute to the determination of our Named Executive Officers’ incentive awards (see “Elements of Our Compensation Program—Annual Cash Incentive Compensation” and “—Long-Term Equity Incentive Compensation” below).
The Board also reviewed the structure of our long-term incentive plan in the context of its ongoing consideration of market practices, our business needs and input from our stockholders. Notwithstanding the fact that our long-term equity incentive awards historically have been 100% performance-based, certain stockholders favored a more formula-driven approach to determining awards for our Named Executive Officers. In response to this feedback, we modified our long-term incentive plan for 2013 such that 50% of the value of our Named Executive Officers’ long-term equity incentive awards would be determined on the basis of performance with respect to pre-established quantitative performance metrics (primarily one- and three-year relative TSR) that were not subject to Compensation Committee or Board discretion. The other 50% of the value of the awards would be determined on the basis of a qualitative evaluation of performance with respect to pre-established financial, operational and strategic performance factors that enabled the Compensation Committee and the independent members of the Board to use their discretion to evaluate our success in preserving long-term stockholder value and avoiding excessive risk-taking.
The changes to our long-term incentive plan to harmonize quantitative and qualitative evaluations of performance contributed to the continued alignment of our pay with our performance in 2013. Although we performed well in relation to financial metrics over which our Named Executive Officers have significant direct influence, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board utilized their discretion in evaluating the specific performance factors under the qualitative portion of the 2013 long-term incentive plan to take into account performance in other areas, including our one- and three-year relative TSR, and reduced the Named Executive Officers’ long-term incentive awards to further emphasize stockholder alignment. This exercise of discretion contributed to a decline in each Named Executive Officer’s total direct compensation from 2012.
In connection with our 2013 Annual Meeting of Stockholders, we engaged in another broad outreach program and discussed our executive compensation program with, or solicited feedback from, institutional investors that held more than 65% of the outstanding shares of our common stock. We invited our 30 largest stockholders to provide their views about our executive compensation program, as well as our corporate governance practices. Based on these discussions and the strong support of our stockholders at our 2013 Annual Meeting of Stockholders, we believe that the changes described above addressed the constructive feedback we received in the course of our 2012 stockholder outreach. Moreover, the Compensation Committee and the independent members of the Board have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment.
Objectives of Our Compensation Program
We recognize that effective compensation strategies are critical to recruiting, incentivizing and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. Accordingly, our compensation program is designed to achieve the following primary objectives:
✓ Attract, retain and motivate talented executives;
✓ Link realized compensation to the achievement of pre-established financial and strategic company goals, as well as individual goals;
✓ Provide balanced incentives that do not promote excessive risk-taking;
✓ Retain sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;
✓ Reward performance that meets or exceeds pre-established goals while maintaining alignment with stockholders;
✓ Evaluate performance by balancing consideration of metrics over which management has significant direct influence with market forces (e.g., monetary policy and interest rate expectations) that management cannot control, but that impact stockholder value;
✓ Encourage executives to become and remain long-term stockholders of Ventas; and
✓ Maintain compensation and corporate governance practices that support our goal of delivering consistent, superior total returns to stockholders.
We align the interests of our executive officers and stockholders by maintaining a performance- and achievement-oriented environment that provides executives with the opportunity to earn market-competitive levels of cash and equity compensation for strong performance measured against key financial and strategic goals that create long-term stockholder value.
Compensation Consultant and Benchmarking
The Compensation Committee retained PM&P as its independent compensation consultant to advise it and the independent members of the Board on matters related to our Named Executive Officers’ compensation levels and program design for 2013. At the time of engagement in 2013, the Compensation Committee reviewed PM&P’s independence, determined that PM&P met the independence criteria under the Compensation Committee charter and determined that PM&P’s engagement raised no conflict of interest.
In 2013, PM&P provided the Compensation Committee and the independent members of our Board with comparative market data on compensation practices and programs based on its analysis of a group of peer companies (the “Comparable Companies”) and provided guidance on compensation trends and best practices. Using this market data, PM&P advised the Compensation Committee and the independent members of our Board and made recommendations with respect to program design and setting base salaries and incentive award opportunity levels for our executive officers.
In determining 2013 compensation targets for our Named Executive Officers, the Compensation Committee, in consultation with PM&P, considered the competitive positioning of our executive compensation levels relative to compensation data for the Comparable Companies with respect to the following components of pay: base salary; total annual compensation (base salary plus annual incentive awards); long-term incentives (annualized expected value of long-term incentive awards); and total direct compensation (base salary plus annual incentive awards and annualized expected value of long-term incentive awards). In 2013, consistent with our compensation philosophy, we targeted the median of the Comparable Companies for each of these components. Our 2013 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or failed to achieve the goals established for the annual and long-term incentive awards. We believe this methodology is appropriate for our operating style and reflects the need to attract, retain and stretch top executive talent.
The group of Comparable Companies consists of REITs similar to us in terms of operations and FFO and generally falling within a range of 50% to 200% of our enterprise value, market capitalization and total assets. The Compensation Committee annually reviews the Comparable Companies to ensure that their size and operations remain comparable to ours and may change the composition of the group from time to time as appropriate. In August 2012, the Compensation Committee approved the 15 companies identified below as the appropriate Comparable Companies for 2013 compensation purposes. These companies are the same companies used by the Compensation Committee for 2012 compensation purposes. The Comparable Companies reported compensation data for executive positions with responsibilities similar in breadth and scope to those of our executive officers, and we believe these companies generally competed with us for executive talent and stockholder investment in 2013.
Elements of Our Compensation Program
For 2013, the compensation provided to our executive officers consisted of the same elements generally available to our non-executive officers, namely base salary, annual cash incentive compensation, long-term equity incentive compensation, and other perquisites and benefits, each of which is described in more detail below. Except as described under “—2013 Advisory Vote on Executive Compensation” above, the structure of our executive compensation program has remained consistent for several years, and the Compensation Committee carefully considered the feedback we received during our 2012 and 2013 stockholder outreach programs in continuing this structure with limited changes.
Our executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term stockholder value. We believe that an emphasis on incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. Accordingly, our compensation structure is designed such that a significant portion of Named Executive Officers’ total direct compensation is in the form of equity awards granted based on historical performance that vest over time to promote retention and alignment with stockholder value.
The following charts illustrate each Named Executive Officer’s base salary, target annual cash incentive compensation and target long-term incentive compensation as a percentage of his or her target total direct compensation for 2013. Ms. Cafaro’s and Mr. Lewis’s target total direct compensation reflect a heavier weight on long-term incentive compensation because the Compensation Committee believes that, due to their leadership roles as our Chief Executive Officer and President, respectively, their compensation structures should reflect even greater alignment with our stockholders.

Base Salary
The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the Comparable Companies, but may deviate from this target based on an individual’s sustained performance, contributions, leadership, experience, expertise and specific roles within our company as compared to the benchmark data. The Compensation Committee reviews base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities. The Compensation Committee also considers the success of the Named Executive Officer in developing and executing our strategic plans, exercising leadership and creating stockholder value.
In determining 2013 base salaries for our Named Executive Officers, the Compensation Committee analyzed base salary information of the Comparable Companies contained in a report prepared by PM&P. Although the Compensation Committee periodically considers information from REIT industry and other compensation surveys, it places primary emphasis on publicly available data from the Comparable Companies’ proxy statements and other SEC filings, which is more detailed by individual executive officer position than the data typically provided in compensation surveys.
For 2013, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of the Board approved the following base salary increases for our Named Executive Officers:

	Base Salary		Year-Over-Year % Change
	2013	2012
D. Cafaro	$1,000,000	$1,000,000	—%
R. Lewis	618,000	600,000	3.0%
T. Lillibridge	412,000	400,000	3.0%
T.R. Riney	463,500	450,000	3.0%
R. Schweinhart	463,500	450,000	3.0%
With these increases, each Named Executive Officer’s 2013 base salary was positioned at or below the market median for the Comparable Companies.
Annual Cash Incentive Compensation
We provide our Named Executive Officers with an annual opportunity to earn cash incentive awards for achievement of pre-established company and individual goals. At or prior to the beginning of each performance year, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board approve specific performance metrics, goals and weightings and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer.

In 2013, our Named Executive Officers earned cash incentive awards (as shown below) ranging from 83% to 98% of their respective maximum award opportunities. We exceeded maximum performance with respect to the company financial goals described below that accounted for 65% of the cash incentive awards (75% in the case of Mr. Lillibridge), and the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board determined that performance with respect to the remaining 35% based on individual goals (25% in the case of Mr. Lillibridge) was between target and maximum for each Named Executive Officer. To strengthen alignment between our Chief Executive Officer’s compensation and stockholder value, the independent members of the Board utilized their discretion to reduce the individual performance component of Ms. Cafaro’s cash incentive award despite her strong leadership and performance. As a result, Ms. Cafaro’s 2013 cash incentive award, as a percentage of her maximum award opportunity, was the lowest of our Named Executive Officers and reflected a decline in dollar value of approximately 15% compared to her 2012 cash incentive award.

Strong Performance on Financial Metrics; CEO Receives Lower Percentage of Max to Strengthen Shareholder Alignment

2013 Annual Cash Incentive Awards (as a multiple of base salary)

Threshold
Target
Maximum
Actual
0.80
1.60
3.60
2.97
0.75
1.50
2.25
2.09
0.70
1.40
2.10
2.05
0.70
1.40
2.10
2.07
0.70
1.40
2.10
2.00
D. Cafaro
$2,974,001 or 83% of Maximum Opportunity
R. Lewis
$1,293,165 or 93% of Maximum Opportunity
T. Lillibridge
$844,600 or 98% of Maximum Opportunity
T.R. Riney
$957,128 or 98% of Maximum Opportunity
R. Schweinhart
$924,683 or 95% of Maximum Opportunity

Award Opportunities.  In December 2012, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of the Board approved the 2013 annual cash incentive award opportunities for our Named Executive Officers that are shown in the chart above. The threshold, target and maximum levels, expressed as multiples of base salary, for each Named Executive Officer did not change from 2012. At these levels, each Named Executive Officer’s 2013 target total annual compensation was positioned at or below the market median of the Comparable Companies. However, Ms. Cafaro’s annual cash incentive opportunity was structured with greater leverage and a wider range of outcomes than the annual cash incentive opportunities of our other Named Executive Officers, supporting the Compensation Committee’s view that the Chief Executive Officer’s compensation should be more closely aligned with stockholders than our other executive officers.
Performance Metrics.    Below is a summary of the annual cash incentive performance metrics and goals approved by the Compensation Committee and the independent members of the Board in December 2012 for 2013 performance, the relative weighting for each performance metric and the rationale as to why each performance metric is an important component of our pay-for-performance philosophy. As a result of the modifications to our long-term incentive plan for 2013, the Compensation Committee determined that the quantitative goals under our 2013 annual cash incentive plan should focus on company financial goals and moved relative TSR performance to the quantitative portion of the long-term incentive plan while also retaining it as a specific performance factor under the qualitative portion of the long-term incentive plan. In addition, fixed charge coverage ratio replaced net debt to pro forma adjusted EBITDA, which also moved to the quantitative portion of our 2013 long-term incentive plan.

Consistent with our compensation philosophy, the 2013 goals were determined taking into consideration our strategic plan and designed to be challenging but discourage excessive risk-taking and permit our Named Executive Officers to adjust appropriately to meet rapidly changing market and business conditions.

Metric:	Percentage increase in our normalized FFO per share, excluding non-cash items, for the year ended December 31, 2013 compared to the year ended December 31, 2012
Goals:	Threshold – 2% Target – 4% Maximum – 6%
Rationale:
FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT’s FFO can have a significant impact on the trading price of its common stock and, therefore, its TSR. Normalized FFO is FFO excluding certain items, such as asset impairment expenses, non-cash income tax items, deal costs and expenses, and gains and losses from marking the value of derivative instruments to market.

Metric:	Acquisitions for the 13-month period ended December 31, 2013 (new metric for 2013)
Goals:	Threshold – $1.0 billion Target – $1.5 billion Maximum – $2.0 billion
Rationale:
A key component of our business strategy is to grow and diversify our portfolio and drive long-term stockholder value through improved earnings and accretive acquisitions. Acquisition activity demonstrates our ability to identify and execute transactions that help us achieve this strategy and deliver value to our stockholders.

Our Board determined that the 13-month period ended December 31, 2013 was the appropriate measurement period for this metric to align with the timing of the Board’s 2012 review of our strategic plan and to mitigate risk by promoting the completion of potential acquisitions as promptly as possible.

Metric:	Fixed charge coverage ratio as of December 31, 2013 (new metric for 2013)
Goals:	Threshold – 3.25x Target – 3.50x Maximum – 3.75x
Rationale:
Fixed charge coverage ratio reflects the strength of our balance sheet and our ability to generate sufficient earnings to meet our debt obligations. A strong balance sheet — one element of our comprehensive risk management program — is especially important for REITs, which are required to distribute to stockholders a substantial portion of their annual income. By maintaining financial strength, we are able to preserve stockholder value, particularly during periods of economic decline, and create additional value for stockholders by continuing to execute on our acquisition strategy.

Metric:	Individual performance under management objectives established for each Named Executive Officer
Goals:
Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, such as achieving certain cost, NOI or revenue targets, completing certain IT systems conversions or installations, or achieving other extraordinary or unusual accomplishments or contributions, in light of our business risk environment.

Rationale:
A review of each Named Executive Officer’s annual accomplishments enables the Compensation Committee and the independent members of the Board to evaluate the specific contributions of the Named Executive Officer to our annual performance metrics and more closely link pay to performance.

*
Due to Mr. Lillibridge’s responsibility for the strategic focus, vision and overall leadership of our MOB operations, 40% of his 2013 cash incentive award was based on the 2013 financial performance of our MOB operations segment, 35% of his award was based on the company financial goals (normalized FFO per share, acquisitions and fixed charge coverage ratio in the same proportions discussed above), and 25% of his award was based on his 2013 individual performance goals.

Actual Performance.   In the first quarter of the year following the performance year, each Named Executive Officer’s performance is evaluated with respect to the applicable company and individual performance metrics and goals to determine the earned value of the individual’s annual cash incentive award, if any, within the established award opportunity range.
For 2013, we exceeded maximum performance on each of the company financial goals, as summarized below.

COMPANY FINANCIAL PERFORMANCE
Normalized FFO per Share Growth (35%): Our year-over-year normalized FFO per diluted share, excluding non-cash items, increased 11% from $3.60 to $3.99, exceeding the maximum performance goal.
Acquisitions (15%): We completed approximately $2.3 billion of acquisitions (excluding the value of anticipated sales of loan investments and shares of our common stock we acquired in connection with the acquisition of certain private investment funds) during the 13-month period ended December 31, 2013, exceeding the maximum performance goal.

Fixed Charge Coverage Ratio (15%): As of December 31, 2013, our fixed charge coverage ratio was 4.50x, exceeding the maximum performance goal.
Our MOB operations segment also exceeded maximum performance with respect to the 40% of Mr. Lillibridge’s 2013 cash incentive award based on segment performance.
In addition, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board evaluated the individual performance of each Named Executive Officer with respect to his or her specified individual objectives and determined that each of our Named Executive Officers had achieved between target and maximum performance. The significant accomplishments considered by the Compensation Committee and the independent members of the Board in evaluating our Named Executive Officers’ 2013 performance and determining the individual performance component of their 2013 annual cash incentive awards are summarized below.

INDIVIDUAL PERFORMANCE (35%)
D. Cafaro
✓
Led successful execution of our strategy, driving record financial results through internal growth and approximately $2.3 billion of acquisitions since December 2012 while maintaining sound risk management and a strong balance sheet, and improving our cost of capital

✓	Worked with our investment team to prioritize and negotiate potential investments and our asset management team on Kindred renewals and other significant tenant, operator and manager transactions

✓	Maintained and developed strong CEO-to-CEO relationships with important customers, tenants and operators and represented Ventas in significant industry groups

✓
Consistently delivered our message and represented the company externally with investors, analysts, media and government officials, which efforts contributed to Ventas being named one of the World’s Most Admired Real Estate Companies by Fortune magazine and Ms. Cafaro being named to All-American Executive Team by Institutional Investor for three out of the last four years

✓	Sustained highly skilled and productive leadership team and promoted culture of interdisciplinary teamwork, analytic rigor, integrity, excellence, continuous improvement, and communication

✓	Optimized capital markets timing and execution

R. Lewis
✓	Drove internal cash flow growth, including same-store NOI growth of 5.6% in our seniors housing operating portfolio

✓
Oversaw completion of 2013 Kindred renewals, in which all 89 licensed healthcare assets leased by Kindred whose lease terms were scheduled to expire during the second quarter of 2013 were renewed, sold or transitioned to new operators

✓
Managed successful negotiation of favorable agreements with Kindred to extend the leases at a higher rental rate with respect to 48 properties whose lease terms were originally scheduled to expire in April 2015

✓	Implemented Asset Management department reorganization and process improvements

T. Lillibridge
✓	Propelled strong financial performance of our MOB segment, including same-store cash NOI growth of 3.7%

✓	Oversaw nearly $200 million of MOB acquisitions during 2013

✓	Focused on expense control and rate increases to improve margins in our same-store stabilized portfolio to 67% in the fourth quarter of 2013, compared with 64% in the fourth quarter of 2012

✓	Spearheaded transition of 1.2 million square feet of MOBs to Lillibridge property management business to leverage scale, consistency and performance of internal business

R. Riney
✓	Managed legal negotiations, documentation and due diligence in connection with closing approximately $2.3 billion of acquisitions since December 2012

✓
Responsible for legal aspects of 2013 Kindred renewals, in which all 89 licensed healthcare assets leased by Kindred whose lease terms were scheduled to expire during the second quarter of 2013 were renewed, sold or transitioned to new operators, as well as legal negotiation and documentation of favorable agreements with Kindred to extend the leases at a higher rental rate with respect to 48 properties whose lease terms were originally scheduled to expire in April 2015

✓	Supervised all aspects of 2013 proxy statement and successful annual meeting process, including extensive stockholder outreach on multiple stockholder proposals

✓	Created and implemented comprehensive healthcare regulatory compliance policy for our tenants, operators and managers

✓
Supervised execution of approximately $1.6 billion in senior notes offerings, negotiation and closing of new $3.0 billion unsecured credit facility and establishment of $750 million “at-the-market” equity offering program

R. Schweinhart
✓
Managed our liquidity and strengthened our balance sheet through leadership role on financing transactions, including issuance of $1.6 billion of senior notes with a weighted average interest rate of 3.3% and a weighted average initial maturity of 13.6 years, entrance into new $3.0 billion unsecured credit facility and establishment of $750 million “at-the-market” equity offering program

✓
Drove 30 basis point improvement in cash interest rate through 2013 financing activities and repayment of $764 million principal amount of our senior notes and mortgage loans with a weighted average cash interest rate of 5.9%

✓	Initiated credit and balance sheet actions that contributed to credit ratings upgrades from Moody’s and S&P

✓	Led exceptional accounting team that facilitated prompt and reliable reporting of financial results

✓	Completed expansion and realignment of IT department with high quality team and implemented IT Project Management Office that completed more than 40 Ventas projects in 2013
Earned Awards.    Based on our performance with respect to the company financial metrics and our Named Executive Officers’ individual performance summarized above, in January 2014, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board approved 2013 cash incentive awards ranging from 83% to 98% of the Named Executive Officers’ respective maximum award opportunities. The dollar value of each Named Executive Officer’s award is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table.
Long-Term Equity Incentive Compensation
The Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should be in the form of long-term equity incentive compensation. While the annual cash incentive plan rewards management actions that impact short-and mid-term performance, the Compensation Committee recognizes that long-term equity incentive awards also serve the interests of our stockholders by giving key employees the opportunity to participate in the long-term appreciation of our common stock. Equity incentive awards encourage management to create and sustain stockholder value over longer periods because their value is directly attributable to changes in the price of our common stock over time. In addition, equity awards promote management retention because their full value cannot be realized until vesting occurs, which generally requires continued employment for multiple years. At or prior to the beginning of each performance year, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of the Board approve specific performance metrics, goals and weightings and a long-term incentive award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer.
In 2013, our Named Executive Officers earned long-term incentive awards (as shown below) ranging from 63% to 71% of their respective maximum award opportunities. Strengthening alignment with stockholders and reflecting our emphasis on pay-for-performance, TSR was the most important factor in determining the amount of our Named Executive Officers’ 2013 long-term incentive awards as it (a) constituted 35% of the 50% quantitative portion of the awards and (b) was an important consideration under the remaining 50% qualitative portion of the awards. Specifically, in evaluating the performance factors under the qualitative portion of the 2013 long-term incentive plan, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board balanced our strong financial and operational performance in 2013 with consideration of our relative TSR performance, which was below the median of our peer group for the one-year period ended December 31, 2013 and substantially at the median of our peer group for the three-year period then ended. The role of relative TSR in the determination of our Named Executive Officers’ 2013 long-term incentive awards contributed to awards that were lower in value than the 2012 awards. Year over year, Ms. Cafaro’s long-term incentive award declined in dollar value approximately 13%. Her 2013 long-term incentive award represented 69% of her maximum award opportunity, compared to her long-term incentive awards for the prior five years, which averaged 88% of her maximum award opportunity.

Importance of TSR and Negative Discretion on Qualitative Metrics Reduced Awards and Strengthened Shareholder Alignment

2013 Long-Term Equity Incentive Awards (as a multiple of base salary)

Threshold
Target
Maximum
Actual
2.25
4.50
7.50
5.18
1.65
3.30
4.95
3.11
1.00
2.00
3.00
2.12
1.00
2.00
3.00
2.12
1.00
2.00
3.00
2.00

D. Cafaro
$5,175,500 or 69% of Maximum Opportunity

R. Lewis
$1,919,446 or 63% of Maximum Opportunity

T. Lillibridge
$873,852 or 71% of Maximum Opportunity

T.R. Riney
$983,084 or 71% of Maximum Opportunity

R. Schweinhart
$925,146 or 67% of Maximum Opportunity

Award Opportunities.  In December 2012, the Compensation Committee and, in the case of the Chief Executive Officer, the independent members of the Board approved the 2013 long-term equity incentive award opportunities shown in the chart above for our Named Executive Officers. Ms. Cafaro’s and Mr. Lillibridge’s threshold, target and maximum long-term incentive award opportunities, as multiples of their respective base salaries, were adjusted in 2013 (from 1.75x, 3.50x and 7.20x, respectively, for Ms. Cafaro and from 0.80x, 1.60x and 2.40x, respectively, for Mr. Lillibridge) to position their target total direct compensation closer to the market median for the Comparable Companies. The 2013 threshold, target and maximum long-term incentive award opportunities, as multiples of base salary, for Messrs. Lewis, Riney and Schweinhart did not change.
At the target levels shown above, each Named Executive Officer’s 2013 target total direct compensation was positioned at or below the market median of the Comparable Companies. Ms. Cafaro’s and Mr. Lewis’s long-term incentive structures have greater leverage and a wider range of outcomes than the long-term incentive structures of our other Named Executive Officers to reflect the view of the Compensation Committee and the independent members of the Board that our Chief Executive Officer’s and President’s compensation structures should have even greater alignment with our stockholders.
Performance Metrics.  Prior to the 2013 performance period, the long-term incentive award performance metrics approved by the Compensation Committee and the independent members of the Board related entirely to specific focus areas that aligned with our business strategy and then current market conditions. While performance with respect to some of the metrics could be measured objectively, the absence of rigid goals and formulaic determinations of performance allowed management to adjust to meet rapidly changing market and business conditions and to act in the best interests of our company to create, and preserve, long-term value for our stakeholders. This flexibility has been uniquely important to us because of the volatility caused by increasing consolidation in the healthcare real estate industry in recent years, unpredictable changes in business models and government reimbursement policies, our historically high volume of acquisition activity, and the value to our business of timely and effective capital markets execution in a rapidly changing and volatile environment. The Compensation Committee and the independent members of the Board believe that rigid goals and formulaic determinations of performance may increase compensation risk by encouraging a narrow focus that may be inappropriate in light of these industry and strategic considerations and, for that reason, retained discretion within a pre-approved framework of financial, operational and strategic performance metrics under the long-term incentive plan to evaluate performance qualitatively in the event that actual performance and its effect on stockholder value were higher or lower than a strict quantitative approach might suggest. The Compensation Committee and the independent members of the Board believe that this approach was instrumental in driving consistent, superior total returns to our stockholders and limiting risk in our executive compensation program.
In 2012, the Compensation Committee and the independent members of the Board reviewed a market study focused on long-term incentive plan design and, in that context, assessed the level of discretion permitted in evaluating long-term performance achieved by our Named Executive Officers. Based on this assessment and feedback from our stockholders during our 2012 stockholder outreach program, the Board modified our 2013 long-term incentive plan such that 50% of the value of our Named Executive Officers’ long-term equity incentive awards was determined based on achievement of pre-established quantitative performance metrics (primarily one- and three-year relative TSR) that were not subject to Board discretion. However, due to the importance of maintaining flexibility in the evaluation of long-term performance, as discussed above, the Compensation Committee and the independent members of the Board retained discretion with respect to specific financial, operational and strategic performance factors that determined the other 50% of the 2013 long-term equity incentive awards. Although the Compensation Committee and the independent members of the Board retained discretion to determine overall performance under this portion of the long-term incentive plan, many of the specific performance factors were evaluated based on objective, quantifiable measures.
The Compensation Committee and the independent members of the Board believe that this 50/50 split between a formulaic evaluation of performance and a more qualitative evaluation provided the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking for the 2013 performance period. For future performance periods, they will continue to evaluate our long-term incentive plan in the context of our overall executive compensation program, our business needs and feedback from our stockholders.
Below is a summary of the 2013 long-term incentive award performance metrics and goals approved by the Compensation Committee and the independent members of the Board in December 2012, the relative weighting for each performance metric and the rationale as to why each performance metric is an important component of our pay-for-performance philosophy.

Metric:	Our TSR for the one-year period ended December 31, 2013 relative to the TSR of the Comparable Companies for the same period
Goals:	Threshold – 25th percentile Target – 50th percentile Maximum – 80th percentile
Rationale:
TSR is the most direct measure of our creation and preservation of stockholder value. By relying on a relative measure of our TSR performance, our Board mitigates the impact of broader market or industry trends that do not directly reflect our actual performance.

Metric:	Our TSR for the three-year period ended December 31, 2013 relative to the TSR of the Comparable Companies for the same period
Goals:	Threshold – 25th percentile Target – 50th percentile Maximum – 80th percentile
Rationale:
Same as for one-year TSR, but we place greater weight on three-year TSR performance to reflect our focus on long-term stockholder value and mitigate the impact of temporary fluctuations in our stock price that are not present over longer time periods.

Metric:	Net debt to adjusted pro forma EBITDA as of December 31, 2013
Goals:	Threshold – 6.00x Target – 5.75x Maximum – 5.50x
Rationale:
Net debt to adjusted pro forma EBITDA reflects the strength of our balance sheet and our ability to generate sufficient earnings to meet our debt obligations. A strong balance sheet — one element of our comprehensive risk management program — is especially important for REITs, which are required to distribute to stockholders a substantial portion of their annual income. By maintaining financial strength, we are able to preserve stockholder value, particularly during periods of economic decline, and create additional value for stockholders by continuing to execute on our acquisition strategy.

Metric:
Qualitative evaluation of specific performance factors subject to Compensation Committee and Board discretion. Focus areas are selected to drive long-term stockholder value and discourage excessive risk-taking with the ability to recognize individual contributions.

Focus Areas:	Relative TSR (most important factor for 2013)
High Importance for 2013	Capital Markets Efficiency
Enterprise Risk Management
External Growth
Maintaining a High-Performance Team
Optimize Same-Store Cash Flow Growth
Results Driven Culture of Excellence & Collaboration

Medium Importance for 2013	Effective Communication & Sound Decision Making
Effective External Stakeholder Relationships
Dispositions, Loan Repayments & Capital Recycling
Management of Special Situations
Succession Planning & Personnel Development
Values, Reputation & Industry Leadership

Lower Importance for 2013	Effective Integration of Acquired Organizations
IT/Systems
Process Effectiveness & Continuous Improvement
Actual Performance.    In the first quarter of 2014, the Compensation Committee and the independent members of the Board carefully evaluated each Named Executive Officer’s performance with respect to the pre-established performance metrics under the 2013 long-term incentive plan in the context of the macroeconomic environment and conditions in the healthcare REIT industry to determine the earned value of each Named Executive Officer’s award, if any, within the applicable award opportunity range.

Our performance with respect to the quantitative performance metrics (50%) is summarized below:

QUANTITATIVE PERFORMANCE METRICS (50%)
One-Year Relative TSR (15%): For the year ended December 31, 2013, our TSR of -7.6% ranked us 13th out of the 16 Comparable Companies, just below the threshold performance goal. This performance level resulted in no award for this metric.

Three-Year Relative TSR (20%):  For the three-year period ended December 31, 2013, our compound annual TSR of +7.4% ranked us 10th out of the 16 Comparable Companies, above the threshold performance goal and slightly below the target performance goal. This performance level resulted in a below target award for this metric.

Net Debt to Adjusted Pro Forma EBITDA (15%):  As of December 31, 2013, our net debt to adjusted pro forma EBITDA was 5.54x, slightly below the maximum performance goal and well above the target performance goal. This performance level resulted in a below maximum award for this metric.

In evaluating the specific performance factors under the qualitative portion (50%) of the 2013 long-term incentive plan, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board determined that our Named Executive Officers had achieved near maximum performance overall based on our strong financial and operational performance, while also giving consideration to our relative TSR performance, which was below the median of our peer group for the one-year period ended December 31, 2013 and substantially at the median of our peer group for the three-year period then ended due, in part, to changes in monetary policy and interest rate expectations that disproportionately affected the trading prices of the large-cap healthcare REITs’ common stock in 2013. Based on this evaluation of the performance factors, including TSR for medium- and long-term periods, the Compensation Committee and the independent members of the Board determined to award less than maximum performance on the qualitative portion of the long-term incentive awards in 2013, emphasizing strong alignment with the plan’s objective of creating and maintaining stockholder value. Accordingly, after adjustments to reflect individual contributions to our performance, the Compensation Committee and the independent members of the Board determined that the Named Executive Officers had earned between 76% and 92% of their respective maximum opportunities on the qualitative portion of the 2013 long-term incentive awards.
In determining that we had achieved near maximum performance overall with respect to the specific performance factors under the qualitative portion of the long-term incentive plan, the Compensation Committee and the independent members of the Board did not assign a specific weight to any single factor, but grouped the performance factors together based on relative importance and carefully considered our performance and accomplishments with respect to each factor, which are summarized below. The Compensation Committee and the independent members of the Board evaluated many of these factors by reference to objective measures of our performance.

HIGH IMPORTANCE PERFORMANCE FACTORS FOR 2013
Relative TSR; Capital Markets Efficiency; Enterprise Risk Management; External Growth; Maintaining a High-Performance Team; Optimize Same-Store Cash Flow Growth; Results Driven Culture of Excellence & Collaboration

Accomplishments:
✓    Our TSR for the one-year period ended December 31, 2013 was below the median of our peer group and our TSR for the three-year period then ended was substantially at the median of our peer group; however, we ranked first in compound annual TSR among the large-cap healthcare REITs for each of the one-, five- and ten-year periods ended December 31, 2013 (-7.6%, +16.6% and +15.4%, respectively) and two of three for the three-year period ended December 31, 2013 (+7.4%)
✓ Issuance of $1.6 billion aggregate principal amount of senior notes at weighted average interest rate of 3.3% and weighted average initial maturity of 13.6 years; Entrance into new $3.0 billion unsecured credit facility, which extended maturities and reduced spreads; Ratings upgrades from Moody’s and S&P
✓ Strong same-store cash flow growth; Growth in seniors housing operating portfolio same-store NOI of 5.6%; Favorable agreements with Kindred to extend the leases at a higher rental rate with respect to 48 of the 108 licensed healthcare assets whose lease terms were originally scheduled to expire on April 30, 2015
✓    Total acquisitions of approximately $2.3 billion during 13-month period ended December 31, 2013; improved our private pay assets to 84% of our portfolio
✓    Implementation of business impact analysis of critical business processes; Enhanced processes and procedures for regular risk assessment and mitigation; Increased enterprise training opportunities and improved systems
✓    Targeted project assignments for high-performing employees; Establishment of new development processes and training opportunities
✓    Established inter-department initiatives and deal teams to optimize outcomes; Promoted consistent recruiting and hiring through interview training; Successful continuation of employee on-boarding and training processes

MEDIUM IMPORTANCE PERFORMANCE FACTORS FOR 2013
Effective Communication & Sound Decision Making; Effective External Stakeholder Relationships; Dispositions, Loan Repayments & Capital Recycling; Management of Special Situations; Succession Planning & Personnel Development; Values, Reputation & Industry Leadership

Accomplishments:
✓ Opportunistic capital raises and debt repayments that strengthened liquidity, reduced secured debt and lowered aggregate interest burden
✓    Improvement in content and style of all-employee communications; Build out, restructuring and consolidation of certain IT, Asset Management and Accounting functions to support enterprise growth
✓    Broad outreach to institutional investors in connection with annual meeting; Organized property tours with investors in Arizona and California
✓    Asset sales and loan repayments of $358 million and various lease renewals and modifications
✓ Named one of the World’s Most Admired Real Estate Companies by Fortune magazine and one of Healthcare’s Hottest 40 of the Industry’s Fastest Growing Firms by Modern Healthcare; Recognition of Ms. Cafaro by being voted to the Institutional Investor All-American Executive Team for the third time in four years

LOWER IMPORTANCE PERFORMANCE FACTORS FOR 2013
Effective Integration of Acquired Organizations; IT/Systems; Process Effectiveness & Continuous Improvement
Accomplishments:
✓    Finalized integration with Cogdell Spencer (acquired in 2012); 16 acquired seniors housing communities successfully transitioned and integrated into Atria platform
✓    Completed expansion of IT department with recruitment and on-boarding of new team members; Improved system availability, data security and scalability of IT infrastructure
✓    Hired Director of Process Improvements; Identified and refined process improvements to Human Resources processes; Enhanced Asset Management centralized data tracking system

Earned Awards.    Based on the foregoing, in January 2014, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of the Board approved 2013 long-term incentive awards ranging from 63% to 71% of the Named Executive Officers’ respective maximum award opportunities. For 2013, long-term incentive awards consisted of equity awards in the form of stock options and shares of restricted stock granted pursuant to our 2012 Incentive Plan. The Compensation Committee determined that 70% of the value of the earned 2013 long-term equity incentive awards should be granted in the form of shares of restricted stock and 30% should be granted in the form of stock options. The Compensation Committee believes that restricted stock, which is the most prevalent form of long-term incentive compensation among the Comparable Companies, provides a stronger incentive to create and preserve long-term stockholder value and, therefore, weighted the 2013 long-term incentive awards more heavily toward restricted stock.
The long-term incentive awards granted to our Named Executive Officers in January 2014 for 2013 performance vest in three equal annual installments, beginning on the date of grant, except that Mr. Schweinhart’s long-term equity incentive award will vest in a single installment on the third anniversary of the grant date. The stock options granted to our Named Executive Officers in January 2014 for 2013 performance are subject to a ten-year term, and the stock option exercise price is the closing price of our common stock on the date of grant.
Shares of restricted stock and stock options are granted to our Named Executive Officers, other than the Chief Executive Officer, on the date that the Compensation Committee meets to review our performance and determine the value of the long-term equity incentive awards. Shares of restricted stock and stock options are granted to our Chief Executive Officer on the date that the independent members of the Board meet to review and approve the Compensation Committee’s recommendations with respect to the value of the Chief Executive Officer’s long-term equity incentive award. Typically, these meetings of the Compensation Committee and the independent members of the Board are held on the same day.
Unlike other companies that grant equity awards on a prospective basis prior to performance, our long-term incentive plan is backward-looking such that equity awards are granted following the satisfaction of specified performance goals. Similar to our annual cash incentive awards, the grant and value of our long-term equity incentive awards are approved at the beginning of each fiscal year and determined solely by performance achieved through the preceding fiscal year. If threshold performance has not been achieved with respect to a performance goal for a particular performance period, the portion of the long-term incentive awards based on that performance goal is not granted for that period. Therefore, at the time of their grant, our long-term equity incentive awards have been fully earned and are not subject to additional performance-based vesting requirements. While these awards do vest over multiple years to promote retention and alignment with stockholder value, the Compensation Committee and the independent members of the Board believe that the imposition of additional vesting requirements based on future performance would be inequitable and would hinder the competitiveness of our executive compensation program. Due to the retrospective nature of our long-term incentive plan and the SEC’s disclosure rules, the Named Executive Officers’ 2013 long-term incentive awards do not appear in the 2013 Summary Compensation Table, but will be reflected in next year’s Summary Compensation Table as restricted stock and stock option awards granted in 2014.
Other Benefits and Perquisites
Our Named Executive Officers are generally eligible to participate in the same benefit programs that we offer to other employees. In 2013, we provided the following significant benefits to our employees, including our Named Executive Officers:

•	Health, dental and vision insurance (of which we paid 90% of the premium in 2013);

•	Short-term disability, long-term disability and life insurance coverage (at no cost to the employee); and

•	Participation in a 401(k) plan (to which we made matching contributions up to 3.5% of the employee’s base salary, up to the federal limit, in 2013).
We believe these benefits are competitive with overall market practices. In addition, we provide certain limited perquisites and other benefits to attract and retain superior employees for key positions. The only perquisites and benefits provided to our Named Executive Officers in 2013 that were not otherwise available to all employees consisted of: supplemental disability and life insurance coverage for Ms. Cafaro; and reimbursement for the cost of parking and membership in certain professional and social organizations for Mr. Lillibridge. The Compensation Committee periodically reviews the perquisites and other personal benefits provided to each Named Executive Officer and has determined that they are consistent with current market practice. Except for the eligibility to participate in, and our matching contributions to, the 401(k) plan, as described above, we do not provide our Named Executive Officers with any retirement benefits.
Severance Benefits
Our Named Executive Officers are entitled to receive severance benefits under existing agreements upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). Generally, these severance arrangements support executive retention and continuity of management and provide replacement income if an executive is terminated involuntarily other than for cause.
None of our executive officers is entitled to severance benefits solely upon a change of control of our company. Moreover, our Chief Executive Officer is not entitled to any tax gross-ups with respect to payments made in connection with a change of control. Although longstanding legacy arrangements with Messrs. Lewis, Riney and Schweinhart, which have not been amended for several years (other than the amendment of Mr. Riney’s change-in-control severance agreement in 2011 to eliminate a “modified single trigger” change of control provision), do provide certain tax gross-ups with respect to payments made in connection with a change of control, no such gross-up payment would have been payable to any of our Named Executive Officers under the scenarios and assumptions presented under “—Potential Payments Upon Termination or Change of Control” in this Proxy Statement. At the time we entered into each such arrangement, the Compensation Committee considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, based on the market compensation analyses of the Compensation Committee’s independent compensation consultant, to be consistent with then current competitive market practices. Our employment agreement with Mr. Lillibridge, entered into in 2010, does not provide for any tax gross-up payments in connection with a change of control.
In 2013, consistent with our commitment to strong corporate governance and responsiveness to our stockholders, the Board adopted a policy against tax gross-up arrangements, which formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers.
Tax Considerations
Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each Named Executive Officer other than our Chief Financial Officer, unless the compensation is performance-based compensation and meets certain other requirements, as described in Section 162(m) and the related regulations. We may consider qualification for deductibility under Section 162(m) for compensation paid to our Named Executive Officers. The Compensation Committee believes, however, that our executive compensation program should be flexible, maximize our ability to recruit, retain and reward high-performing executives and promote varying corporate goals. Accordingly, the

Compensation Committee may approve compensation that exceeds the $1 million limit or does not otherwise meet the requirements of Section 162(m).
Minimum Share Ownership Guidelines for Executive Officers
Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple (five times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her base salary at the time his or her compliance with the guidelines is evaluated. Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines and, until such time, must retain at least 60% of the shares of our common stock granted to the executive officer or purchased by the executive officer through the exercise of stock options. The independent members of the Board annually review each executive officer’s compliance with the guidelines as of July 1. All of our executive officers are currently in compliance with the minimum share ownership guidelines. Except as described above, our minimum share ownership guidelines and our 2012 Incentive Plan do not require a minimum holding period for stock options, restricted stock or other equity grants.
Recoupment Policy
In 2014, the Board adopted a Policy for Recoupment of Incentive Compensation that applies to our executive officers. Pursuant to this policy, if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement, then the Compensation Committee may require any executive officer to repay to Ventas all or any portion of any incentive compensation received by the executive officer during the preceding three-year period that exceeds the amount he or she would have received if the incentive compensation had been calculated based on the restated financial results.
Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will consider and adopt amendments to our recoupment policy, as needed to comply with the final rules.

Compensation Tables
2013 Summary Compensation Table
The following table sets forth the compensation awarded or paid to, or earned by, each of our Named Executive Officers during 2013, 2012 and 2011, which includes equity incentive awards granted in each such year that were earned for performance in the prior year (for supplemental information regarding the total direct compensation earned by the Named Executive Officers for 2013 performance, see “Compensation Discussion and Analysis” above):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
D. Cafaro Chairman of the Board and Chief Executive Officer	2013	$1,000,000	$—	$4,158,000	$1,782,000	$2,974,001	$46,040	$9,960,041
	2012	1,000,000	—	4,611,600	1,976,400	3,480,000	71,319	11,139,319
	2011	915,000	—	12,567,500	1,957,500	3,019,500	39,331	18,498,831
R. Lewis President	2013	618,000	—	1,869,000	801,000	1,293,165	9,497	4,590,662
	2012	600,000	—	1,725,570	739,530	1,320,000	39,537	4,424,637
	2011	498,000	—	1,617,675	693,280	1,064,475	7,391	3,880,821
T. Lillibridge Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.	2013	412,000	—	638,400	273,600	844,600	31,495	2,200,095
	2012	400,000	—	630,000	270,000	832,821	39,434	2,172,255
	2011	375,000	—	211,726	90,740	599,574	30,549	1,307,589
T.R. Riney Executive Vice President, Chief Administrative Officer and General Counsel	2013	463,500	—	850,500	364,500	957,128	9,497	2,645,125
	2012	450,000	—	800,100	342,900	924,000	9,238	2,526,238
	2011	381,000	—	777,000	333,000	760,095	7,391	2,258,486
R. Schweinhart Executive Vice President and Chief Financial Officer	2013	463,500	—	756,000	324,000	924,683	9,497	2,477,680
	2012	450,000	—	854,700	366,300	868,875	9,238	2,549,113
	2011	407,000	—	829,500	355,500	782,051	7,391	2,381,442

(1)
The amounts shown in the Stock Awards and Option Awards columns reflect the full grant date fair value of the restricted stock and stock options granted to our Named Executive Officers in 2013, 2012 and 2011 for prior-year performance, calculated pursuant to FASB guidance relating to fair value provisions for share-based payments. The amount shown in the Stock Awards column for Ms. Cafaro in 2011 includes the $8 million special equity incentive award granted to her in March 2011 that vests over five years to support her continued retention and in recognition of her superior long-term performance and contributions to our success. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating grant date fair value. For further information on these awards, see the 2013 Grants of Plan-Based Awards Table and 2013 Outstanding Equity Awards at Fiscal Year-End Table included in this Proxy Statement. In accordance with SEC rules, restricted stock and stock options granted in 2014 to our Named Executive Officers for 2013 performance are not shown in the 2013 Summary Compensation Table.

(2)	The amounts shown in the Non-Equity Incentive Plan Compensation column reflect annual cash incentive awards earned by our Named Executive Officers for performance in 2013, 2012 and 2011.

(3)
The amounts shown in the All Other Compensation column for 2013 include: supplemental disability insurance premiums (in the amount of $32,546) and supplemental life insurance premiums paid on behalf of Ms. Cafaro; group term life insurance premiums paid on behalf of our Named Executive Officers; reimbursement for the payment of taxes relating to such group term life insurance for Ms. Cafaro; our matching contributions to the Named Executive Officers’ 401(k) plan accounts; and reimbursement for the cost of parking and membership in certain professional and social organizations for Mr. Lillibridge.

2013 Grants of Plan-Based Awards Table
The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2013:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
D. Cafaro	—	(5)	$800,000	$1,600,000	$3,600,000	$—	$—	$—	—	—	$—	$—
	—	(6)	—	—	—	2,250,000	4,500,000	7,500,000	—	—	—	—
	1/23/2013	(7)	—	—	—	—	—	—	63,066	—	—	4,158,000
	1/23/2013	(7)	—	—	—	—	—	—	—	175,739	65.93	1,782,000
R. Lewis	—	(5)	463,500	927,000	1,390,500	—	—	—	—	—	—	—
	—	(6)	—	—	—	1,019,700	2,039,400	3,059,100	—	—	—	—
	1/23/2013	(7)	—	—	—	—	—	—	28,348	—	—	1,869,000
	1/23/2013	(7)	—	—	—	—	—	—	—	78,994	65.93	801,000
T. Lillibridge	—	(5)	288,400	576,800	865,200	—	—	—	—	—	—	—
	—	(6)	—	—	—	412,000	824,000	1,236,000	—	—	—	—
	1/23/2013	(7)	—	—	—	—	—	—	9,682	—	—	638,400
	1/23/2013	(7)	—	—	—	—	—	—	—	26,982	65.93	273,600
T.R. Riney	—	(5)	324,450	648,900	973,350	—	—	—	—	—	—	—
	—	(6)	—	—	—	463,500	927,000	1,390,500	—	—	—	—
	1/23/2013	(7)	—	—	—	—	—	—	12,900	—	—	850,500
	1/23/2013	(7)	—	—	—	—	—	—	—	35,946	65.93	364,500
R. Schweinhart	—	(5)	324,450	648,900	973,350	—	—	—	—	—	—	—
	—	(6)	—	—	—	463,500	927,000	1,390,500	—	—	—	—
	1/23/2013	(7)	—	—	—	—	—	—	11,466	—	—	756,000
	1/23/2013	(7)	—	—	—	—	—	—	—	31,952	65.93	324,000

(1)	The amounts shown reflect shares of restricted stock granted to our Named Executive Officers. These shares vest in three equal annual installments beginning on the date of grant.

(2)	The stock options vest in three equal annual installments beginning on the date of grant.

(3)	The stock option exercise price equals the closing price of our common stock on the date of grant.

(4)
The amounts shown reflect the full grant date fair value of the awards calculated pursuant to FASB guidance regarding fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating grant date fair value.

(5)
The amounts shown represent each Named Executive Officer’s threshold, target and maximum annual cash incentive opportunities for performance in 2013. These opportunities were approved by the Compensation Committee and, in the case of the Chief Executive Officer, by the independent members of the Board in December 2012. The actual amount of each Named Executive Officer’s award is based on the achievement of certain performance metrics as discussed in our CD&A. The annual cash incentive awards earned by our Named Executive Officers for performance in 2013 were granted in January 2014 and paid during the first quarter of 2014. Such earned awards are shown in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table.

(6)
The amounts shown represent each Named Executive Officer’s threshold, target and maximum long-term incentive opportunities for performance in 2013. These opportunities were approved by the Compensation Committee and, in the case of the Chief Executive Officer, by the independent members of our Board in December 2012. The actual amount of each Named Executive Officer’s award is based on the achievement of certain performance metrics as discussed in our CD&A. The long-term incentive awards earned by our Named Executive Officers for performance in 2013 were granted in January 2014 in the form of restricted stock (70%) and stock options (30%). Such earned awards will be reported as restricted stock and stock option grants made during 2014 and are not included in the 2013 Grants of Plan-Based Awards Table above; however, such awards are shown in the table under “Earned Compensation of Our Named Executive Officers for 2013, 2012 and 2011 Performance” in the CD&A.

(7)	The amounts shown reflect the long-term incentive awards granted as restricted stock and stock options to our Named Executive Officers in January 2013 for 2012 performance.

2013 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding equity-based awards granted to our Named Executive Officers that were outstanding at December 31, 2013:

	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units That Have Not Vested (1) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (S)
D. Cafaro	89,246	—	—		$43.26		1/17/2017		—	$—	—		$—
	428,560	—	—		41.54		1/22/2018		—	—	—		—
	17,767	—	—		28.96		1/21/2019		—	—	—		—
	171,350	—	—		44.56		1/20/2020		—	—	—		—
	171,906	—	—		53.46		1/24/2021		—	—	—		—
	121,707	60,853	—		55.69		1/18/2022		—	—	—		—
	58,580	117,159	—		65.93		1/23/2023		—	—	—		—
	—	—	—		—		—		161,406	9,245,336	—		—
	—	—	—		—		—		—	—	58,812	(3)	3,622,850	(3)
	—	—	354,972	(3)	61.60	(3)	1/29/2024	(3)	—	—	—		1,552,650	(3)
R. Lewis	45,540	22,770	—		55.69		1/18/2022		—	—	—		—
	26,332	52,662	—		65.93		1/23/2023		—	—	—		—
	—	—	—		—		—		29,226	1,674,065	—		—
	—	—	—		—		—		—	—	21,811	(3)	1,343,612	(3)
	—	—	131,649	(3)	61.60	(3)	1/29/2024	(3)	—	—	—		575,834	(3)
T. Lillibridge	7,962	—	—		53.50		1/20/2021		—	—	—		—
	16,626	8,313	—		55.69		1/18/2022		—	—	—		—
	8,994	17,988	—		65.93		1/23/2023		—	—	—		—
	—	—	—		—		—		65,785	3,768,165	—		—
	—	—	—		—		—		—	—	9,930	(3)	611,696	(3)
	—	—	59,935	(3)	61.60	(3)	1/29/2024	(3)	—	—	—		262,156	(3)
T.R. Riney	10,161	—	—		44.56		1/20/2020		—	—	—		—
	29,220	—	—		53.50		1/20/2021		—	—	—		—
	21,116	10,557	—		55.69		1/18/2022		—	—	—		—
	11,982	23,964	—		65.93		1/23/2023		—	—	—		—
	—	—	—		—		—		13,389	766,922	—		—
	—	—	—		—		—		—	—	11,171	(3)	688,158	(3)
	—	—	67,426	(3)	61.60	(3)	1/29/2024	(3)	—	—	—		294,925	(3)
R. Schweinhart	82,140	—	—		41.54		1/22/2018		—	—	—		—
	39,823	—	—		28.96		1/21/2019		—	—	—		—
	28,816	—	—		44.56		1/20/2020		—	—	—		—
	31,195	—	—		53.50		1/20/2021		—	—	—		—
	22,557	11,278	—		55.69		1/18/2022		—	—	—		—
	10,651	21,301	—		65.93		1/23/2023		—	—	—		—
	—	—	—		—		—		12,759	730,836	—		—
	—	—	—		—		—		—	—	10,513	(3)	647,602	(3)
	—	—	63,453	(3)	61.60	(3)	1/29/2024	(3)	—	—	—		277,544	(3)

(1)
Outstanding option and restricted stock awards vest in three equal annual installments beginning on the date of grant and outstanding options expire on the tenth anniversary of the date of grant, except for: 152,934 shares of restricted stock granted to Ms. Cafaro on March 22, 2011, which vest in five equal annual installments beginning on March 22, 2012; 10,208 stock options granted to Mr. Lewis on March 16, 2011, which expire on January 20, 2021; and 111,122 shares of restricted stock granted to Mr. Lillibridge on July 1, 2010, which vest 15%, 15%, 20%, 25% and 25% on the first, second, third, fourth and fifth anniversaries, respectively, of the date of grant. Accordingly, the options and shares of restricted stock shown in these columns vest (or have vested) as follows:

		Ms. Cafaro		Mr. Lewis		Mr. Lillibridge		Mr. Riney		Mr. Schweinhart
		Options	Shares	Options	Shares	Options	Shares	Options	Shares	Options	Shares
2014	January 18	60,853	27,602	22,770	10,328	8,313	3,770	10,557	4,789	11,278	5,115
	January 23	58,580	21,022	26,331	9,449	8,994	3,227	11,982	4,300	10,651	3,822
	March 22		30,587
	July 1						27,781
2015	January 23	58,579	21,022	26,331	9,449	8,994	3,227	11,982	4,300	10,650	3,822
	March 22		30,587
	July 1						27,780
2016	March 22		30,586
Our Named Executive Officers are generally entitled to dividends paid on unvested shares of restricted stock.

(2)
For purposes of the table, the market value of restricted stock that has not vested is determined by multiplying the number of shares by $57.28, the closing price of our common stock on December 31, 2013, the last trading day of 2013.

(3)
The amounts shown represent the 2013 long-term equity incentive awards for our Named Executive Officers, which had not been granted as of December 31, 2013. The 2013 long-term equity incentive awards consisted of restricted stock (70%) and stock options (30%).

2013 Options Exercised and Stock Vested Table
The following table sets forth information regarding the value realized by our Named Executive Officers pursuant to the vesting or exercise of equity-based awards during 2013:

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting(2) ($)
D. Cafaro	—	$—	107,691	$7,254,120
R. Lewis	61,245	1,632,471	29,924	1,969,204
T. Lillibridge	—	—	30,542	2,072,278
T.R. Riney	—	—	13,930	916,672
R. Schweinhart	—	—	14,106	928,157

(1)
If a Named Executive Officer used share withholding to pay the exercise price of options or to satisfy the tax obligations with respect to the option exercise or the vesting of restricted stock, the number of shares acquired was less than the amount shown. The number of shares acquired and value realized have not been reduced to reflect the payment of any tax obligations.

(2)	The amounts shown in this column reflect the value of the vested shares based on the closing price of our common stock on the vesting date.
Employment and Change of Control Severance Agreements with Named Executive Officers
We are parties to the following employment and change of control severance agreements with our Named Executive Officers:

•	A second amended and restated employment agreement with Ms. Cafaro dated March 22, 2011 (the “Cafaro Employment Agreement”);

•	An employment agreement with Mr. Lewis dated September 18, 2002, as amended (the “Lewis Employment Agreement”);

•	An employment agreement with Mr. Lillibridge dated July 1, 2010 (the “Lillibridge Employment Agreement”);

•
An amended and restated employment agreement with Mr. Riney dated July 31, 1998, as amended (the “Riney Employment Agreement”), and an amended and restated change-in-control severance agreement with Mr. Riney dated March 22, 2011 (the “Riney Severance Agreement”); and

•	An amended and restated employment agreement with Mr. Schweinhart dated December 31, 2004, as amended (the “Schweinhart Employment Agreement”).
Under these agreements, our Named Executive Officers are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). At the time we entered into each of the agreements, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, generally based on market compensation analyses of the Compensation Committee’s independent compensation consultant, to be consistent with then current competitive market practices.
Employment Agreement: Cafaro
The Cafaro Employment Agreement provides Ms. Cafaro with an annual base salary of not less than $915,000 and eligibility to participate in our incentive and other employee benefit plans. The Cafaro Employment Agreement requires that we provide Ms. Cafaro with $2 million of life insurance coverage and executive disability coverage that would provide annual benefits of at least 100% of her base salary. Under the Cafaro Employment Agreement, the term of Ms. Cafaro’s employment will continue until terminated or the Cafaro Employment Agreement is amended. Upon termination of the Cafaro Employment Agreement for any reason, Ms. Cafaro will be subject to noncompetition and nonsolicitation restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions.
Under the terms of the Cafaro Employment Agreement, Ms. Cafaro is entitled to the benefits summarized below upon the event specified. Under certain circumstances, Ms. Cafaro’s severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon her by Section 4999 of the Code or any similar state or local tax.

Termination For Cause* or Without Good Reason*
• None

Termination Other Than For Cause or With Good Reason (In connection with a Change of Control or otherwise)
• Prorated portion of Target Bonus* for year of termination

• 3x sum of (x) base salary in effect, plus (y) Target Bonus for year of termination

• Full vesting of all restricted stock, stock options and other performance-related compensation (assuming maximum individual and company performance)

• Continuation of medical, dental, life and disability insurance benefits for two years

• Outplacement services, including executive office space and an executive secretary, for one year following termination, with an aggregate cost not to exceed $50,000

Change of Control Without a Termination of Employment**
• None

Death/Disability**
• Prorated portion of Target Bonus for year of termination

• Continuation of medical and dental insurance for two years (disability only)

*
“Cause” means Ms. Cafaro’s (1) conviction of or plea of nolo contendere to a crime involving moral turpitude or (2) willful and material breach of her duties and responsibilities that is directly and materially harmful to our business and reputation and that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board’s adoption of a resolution by a vote of at least 75% of its members so finding after giving Ms. Cafaro and her attorney an opportunity to be heard.

“Good Reason” means the occurrence of any of the following events: (1) a diminution in Ms. Cafaro’s position, authority, duties or responsibilities as Chief Executive Officer (Ms. Cafaro ceasing to be the chief executive officer of a publicly traded company following a transaction in which we are a participant will constitute a diminution under this clause (1)); (2) a reduction in Ms. Cafaro’s base salary, maximum annual bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites; (3) our requiring Ms. Cafaro to relocate her principal business office to a location more than 30 miles from her existing office; (4) our failure or refusal to comply with any provision of the Cafaro Employment Agreement; (5) certain events of bankruptcy involving our company; and (6) our failure to obtain the assumption of the Cafaro Employment Agreement by any successor to all or substantially all of our business or assets.

“Target Bonus” means the greater of (1) the highest bonus paid to Ms. Cafaro pursuant to our annual incentive plan for any of the three preceding calendar years and (2) the full amount of Ms. Cafaro’s annual bonus (assuming maximum individual and company performance) in respect of service for the year of termination.

**
Certain of Ms. Cafaro’s outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Employment Agreements: Lewis and Schweinhart
The Lewis Employment Agreement and the Schweinhart Employment Agreement (collectively, the “Executive Employment Agreements”) contain substantially similar terms. The Executive Employment Agreements provide Mr. Lewis and Mr. Schweinhart (each, an “Executive”) with annual base salaries of not less than $210,000 and not less than $262,000, respectively. The Executive Employment Agreements provide that the Executives are eligible for bonuses and to participate in our incentive and other employee benefit plans and shall receive a gross-up for any taxes imposed upon them by Section 4999 of the Code, or any similar state or local tax, as a result of payments or benefits to which the Executives may be entitled under the Executive Employment Agreements. Under certain circumstances, however, such payments or benefits are subject to reduction such that there will be no taxes imposed upon the Executives by Section 4999 of the Code or any similar state or local tax.
The initial terms of the Lewis Employment Agreement and the Schweinhart Employment Agreement expired on September 30, 2003 and December 31, 2005, respectively; however, the term of each Executive Employment Agreement is automatically extended by one additional day for each day following the effective date of such agreement that Mr. Lewis or Mr. Schweinhart, as applicable, remains employed by us, unless we elect to cease such automatic extension with notice to the Executive. In such case, the Executive Employment Agreement will terminate no sooner than 12 months after the giving of notice. Upon termination of an Executive Employment Agreement for any reason, the Executive will be subject to noncompetition, nonsolicitation and noninterference restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions.
Under the terms of the Executive Employment Agreements, the Executives are entitled to the benefits summarized below upon the event specified.

Termination For Cause* or Without Good Reason*
• None

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control*)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in the Consumer Price Index (the “CPI”)) equal to base salary as then in effect plus Maximum Annual Bonus* for year of termination

• Credited with one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise stock options

• Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Change of Control Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason (Within one year of Change of Control)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in the CPI) equal to 2x (x) the sum of base salary and Maximum Annual Bonus for year of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to the Executive for year of termination

• Full vesting of all stock options and restricted stock

• Continuation of medical, dental, life and long-term disability insurance benefits for two years

Death/Disability**
• Prorated portion of Maximum Annual Bonus for year of termination

*
“Cause” means the Executive’s: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of his duties and responsibilities; (3) willful or intentional material misconduct in the performance of his duties under the Executive Employment Agreement; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer. In the case of Mr. Schweinhart, “Cause” also means an order of any federal or state agency or court prohibiting Mr. Schweinhart from serving as our officer or Chief Financial Officer.
“Good Reason” means the occurrence of any of the following events: (1) the assignment to the Executive of any duties materially and adversely inconsistent with his position, authority or duties as prescribed by the Executive Employment Agreement, any other action by us that results in a diminution or other material adverse change in such position, authority or duties or our requiring him to be based at any office or location other than that described in the Executive Employment Agreement; (2) our failure to pay the Executive’s minimum specified base salary; (3) our failure to provide the annual bonus opportunity prescribed by the Executive Employment Agreement; (4) our failure to provide any equity award, plan or benefits or perquisites prescribed by the Executive Employment Agreement; (5) any other material adverse change to the terms and conditions of the Executive’s employment; and (6) our failure to cause the assumption of the Executive Employment Agreement by any successor to all or substantially all of our business or assets, in each case, that is not cured within 30 days after written notice from the Executive.
“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 35% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of August 2, 2002 (in the case of Mr. Lewis) or as of December 31, 2004 (in the case of Mr. Schweinhart), together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (6) any other event that the Board determines constitutes an effective Change of Control.
“Maximum Annual Bonus” means the Executive’s annual bonus, assuming maximum individual and company performance.

**
Certain of the Executives’ outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Employment Agreement: Lillibridge
The Lillibridge Employment Agreement provides Mr. Lillibridge with an annual base salary of not less than $375,000. In addition, Mr. Lillibridge is eligible for bonuses and to participate in our incentive and other employee benefit plans. Under the Lillibridge Employment Agreement, Mr. Lillibridge received two special equity incentive awards in the form of 111,122 shares of restricted stock in the aggregate, to encourage his long-term retention. The shares of restricted stock vest 15%, 15%, 20%, 25% and 25% on the first, second, third, fourth and fifth anniversaries, respectively, of the date of grant. In addition to vesting upon certain events as specified below, the shares of restricted stock will vest in full upon certain sales of substantially all of our medical office and outpatient healthcare properties or operations.
The Lillibridge Employment Agreement also obligates us to reimburse Mr. Lillibridge for the cost of parking one automobile at his office location and for the cost of membership in three professional organizations, not to exceed $22,000 in the aggregate annually.
The term of the Lillibridge Employment Agreement expires on July 1, 2015. The Lillibridge Employment Agreement subjects Mr. Lillibridge to certain noncompetition, nonsolicitation and noninterference restrictions until the later of July 1, 2015 and the second anniversary of the termination of his employment. In consideration of such restrictions, Mr. Lillibridge received a cash payment of $1.9 million on July 1, 2010. Mr. Lillibridge is also subject to certain confidentiality and nondisparagement restrictions.
Under the terms of the Lillibridge Employment Agreement, Mr. Lillibridge is entitled to the benefits summarized below upon the event specified.

Termination For Cause* or Without Good Reason*
• None

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control*)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2012 to reflect increases in the CPI) equal to base salary as then in effect plus Maximum Annual Bonus* for year of termination

• Full vesting of special equity incentive awards

• Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Change of Control Without a Termination of Employment**
• Full vesting of special equity incentive awards upon one-year anniversary of change of control

Termination Other Than For Cause or With Good Reason (Within one year of Change of Control)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2012 to reflect increases in the CPI) equal to 2x the sum of (x) base salary and Maximum Annual Bonus for year of termination, plus (y) the fair market value of the target number of shares of restricted stock authorized to be issued to Mr. Lillibridge for year of termination

• Full vesting of all stock options and restricted stock

• Continuation of medical, dental, life and long-term disability insurance benefits for 18 months

Death/Disability**
• Prorated portion of Maximum Annual Bonus for year of termination

*
“Cause” means Mr. Lillibridge’s: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of his duties and responsibilities; (3) willful or intentional material misconduct in the performance of his duties under the Lillibridge Employment Agreement; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer.

“Good Reason” means the occurrence of any of the following events: (1) the assignment to Mr. Lillibridge of any duties materially and adversely inconsistent with, or a material diminution of, his position, authority or duties as prescribed by the Lillibridge Employment Agreement; (2) our requiring Mr. Lillibridge to be based at any office or location that is more than 50 miles from Chicago, Illinois; (3) our failure to pay Mr. Lillibridge’s minimum specified base salary; (4) our failure to provide the annual bonus opportunity or any benefits or perquisites prescribed by the Lillibridge Employment Agreement; (5) our medical property operations ceasing to be operated under the Lillibridge brand and name without Mr. Lillibridge’s consent; (6) any other material breach by us of the Lillibridge Employment Agreement; and (7) our failure to cause the assumption of the Lillibridge Employment Agreement by any successor to all or substantially all of our business or assets, in each case, that is not cured within 30 days after written notice from Mr. Lillibridge.
“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of more than 50% of the combined voting power of our outstanding voting securities; (2) during any 12-month period, persons who constituted our Board as of July 1, 2010, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) a complete liquidation or dissolution of our company; and (5) approval by our stockholders of an agreement for, and the consummation of, the sale or other disposition of all or substantially all of our assets to any person, other than our subsidiaries.
“Maximum Annual Bonus” means Mr. Lillibridge’s annual bonus, assuming maximum individual and company performance.

**
Certain of Mr. Lillibridge’s outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Employment Agreement and Change of Control Severance Agreement: Riney
The Riney Employment Agreement provides Mr. Riney with an annual base salary of not less than $137,000 and eligibility to participate in our incentive and other employee benefit plans. The initial term of the Riney Employment Agreement expired on July 31, 1999; however, the term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by us unless we elect to cease such automatic extension with notice to Mr. Riney. The Riney Employment Agreement will terminate one year following any such notice.
Under the terms of the Riney Employment Agreement and the Riney Severance Agreement, Mr. Riney is entitled to the benefits summarized below upon the event specified. The Riney Employment Agreement and the Riney Severance Agreement provide for a gross-up for any taxes imposed upon him by Section 4999 of the Code, or any similar state or local tax, as a result of any payment or benefits to which he may be entitled under such agreements or any other agreement. Any severance benefits payable to Mr. Riney under the Riney Employment Agreement, including any tax gross-up, will be offset by any severance benefits payable to Mr. Riney under the Riney Severance Agreement.

Termination For Cause* or Without Good Reason*
• None

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control*)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in the CPI) equal to (x) prorated portion of Target Bonus* for year of termination, plus (y) the sum of base salary as then in effect and Target Bonus for year of termination

• Credited with one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise stock options

• Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Change of Control Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason (Within two years of Change of Control)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in the CPI) equal to 2x the greater of (a) the sum of (x) base salary and Target Bonus as of the date of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to Mr. Riney for year of termination, and (b) the sum of (x) base salary and Target Bonus as of the date immediately prior to the effectiveness of the Change of Control, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him for year in which the date immediately prior to the effectiveness of the Change of Control occurs

• Continuation of medical, dental, life and disability insurance benefits for two years

• Payment for any excise taxes he may incur as a result of the Change of Control

Death/Disability**
• Prorated portion of Target Bonus for year of termination

*	"Cause" means Mr. Riney's (1) conviction of or plea of nolo contendere to a crime involving moral turpitude or (2) willful and material breach of his duties and responsibilities that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board’s adoption of a resolution by a vote of at least 75% of its members so finding after giving Mr. Riney and his attorney an opportunity to be heard.
“Good Reason” means the occurrence of any of the following events: (1) the assignment to Mr. Riney of duties substantially of a non-executive or non-managerial nature; (2) an adverse change in Mr. Riney’s status or position as an executive officer, including as a result of a diminution in his duties and responsibilities (other than a change directly attributable to our ceasing to be a publicly owned company); (3) a reduction in Mr. Riney’s base salary, bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites (which reduction, for purposes of the Riney Employment Agreement, is material); (4) our requiring Mr. Riney to relocate his principal business office to a location more than 30 miles from his existing office; and (5) our failure to obtain the assumption of the Riney Employment Agreement by any successor to all or substantially all of our business or assets, in each case, for purposes of the Riney Employment Agreement, that is not cured within 30 days after written notice from Mr. Riney.
“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of May 1, 1998, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (6) any other event that the Board determines constitutes an effective Change of Control.
“Target Bonus” means the full amount of bonuses and performance compensation that would be payable to Mr. Riney, assuming satisfaction of all performance criteria on which such bonuses and performance compensation are based, in respect of services for the year of termination.

**
Certain of Mr. Riney's outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Potential Payments upon Termination or Change of Control
The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of:

•	Termination for Cause or without Good Reason;

•	Termination other than for Cause or with Good Reason (“involuntary termination”);

•	A Change of Control (without any termination of employment);

•	Involuntary termination following a Change of Control; and

•	Death or disability.
The amounts shown are estimates of the amounts that would be paid to the Named Executive Officers assuming the applicable termination or Change of Control occurred December 31, 2013. The actual amounts can be determined only if and when the Named Executive Officer’s employment is terminated or the Change of Control occurs. Receipt of benefits upon termination is subject to the execution of a general release of claims by the Named Executive Officer or his or her beneficiary. Although the Cafaro Employment Agreement, the Executive Employment Agreements and the Lillibridge Employment Agreement contain certain restrictive covenants, including noncompetition and nonsolicitation provisions, no specific value to the company has been ascribed to these covenants in the table below.

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
D. Cafaro
Prorated portion of Target Bonus for year of termination(2)	$—	$3,600,000	$—	$3,600,000	$3,600,000
Payment equal to multiple of base salary in effect at termination(3)	—	3,000,000	—	3,000,000	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)	—	10,800,000	—	10,800,000	—
Vesting of restricted stock and stock options(4)(5)	—	9,342,092	4,086,079	9,342,092	9,342,092
Continued insurance benefits(6)	—	173,825	—	173,825	37,882
Office space and administrative services	—	50,000	—	50,000	—
Reduction(7)	—	—	—	—	—
Total for D. Cafaro	$—	$26,965,917	$4,086,079	$26,965,917	$12,979,974

R. Lewis
Prorated portion of Maximum Annual Bonus for the year of termination(2)	$—	$—	$—	$—	$1,390,500
Payment equal to multiple of base salary in effect at termination(3)(8)	—	618,000	—	1,236,000	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	1,390,500	—	2,177,295	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	—	—
Vesting of restricted stock and stock options(4)(5)	—	1,132,827	1,710,270	1,710,270	1,710,270
Continued insurance benefits	—	21,098	—	42,195	—
Reduction(7)	—	—	—	—	—
Excise tax gross-up(5)	—	—	—	—	—
Total for R. Lewis	$—	$3,162,425	$1,710,270	$5,165,760	$3,100,770

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
T. Lillibridge
Prorated portion of Maximum Annual Bonus for year of termination(2)	$—	$—	$—	$—	$865,200
Payment equal to multiple of base salary in effect at termination(3)(8)	—	412,000	—	824,000	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	865,200	—	1,730,400	—
Payment equal to multiple of fair market value of target restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	588,251	—
Vesting of restricted stock and stock options(4)(5)	—	3,182,534	3,781,382	3,781,382	3,781,382
Continued insurance benefits	—	20,541	—	30,812	—
Total for T. Lillibridge	$—	$4,480,275	$3,781,382	$6,954,845	$4,646,582

T.R. Riney
Prorated portion of Target Bonus for year of termination(2)	$—	$973,350	$—	$—	$973,350
Payment equal to multiple of base salary in effect at termination(3)(8)	—	463,500	—	927,000	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)(8)	—	973,350	—	1,946,700	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	539,595	—
Vesting of restricted stock and stock options(4)(5)	—	520,618	783,708	783,708	783,708
Continued insurance benefits	—	21,251	—	42,501	—
Excise tax gross-up(5)	—	—	—	—	—
Total for T.R. Riney	$—	$2,952,069	$783,708	$4,239,504	$1,757,058

R. Schweinhart
Prorated portion of Maximum Annual Bonus for the year of termination(2)	$—	$—	$—	$—	$973,350
Payment equal to multiple of base salary in effect at termination(3)(8)	—	463,500	—	927,000	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	973,350	—	1,946,700	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	539,595	—
Vesting of restricted stock and stock options(4)(5)	—	511,911	748,768	748,768	748,768
Continued insurance benefits	—	14,935	—	29,869	—
Reduction(7)	—	—	—	—	—
Excise tax gross-up(5)	—	—	—	—	—
Total for R. Schweinhart	$—	$1,963,696	$748,768	$4,191,932	$1,722,118

(1)
Involuntary termination following Change of Control for Ms. Cafaro, involuntary termination within one year of Change of Control for Messrs. Lewis, Lillibridge and Schweinhart, and involuntary termination within two years of Change of Control for Mr. Riney.

(2)	“Target Bonus” or “Maximum Annual Bonus,” as applicable, for each Named Executive Officer is defined above under “Employment and Change of Control Severance Agreements with Named Executive Officers.”

(3)	Multiples for the Named Executive Officers are as follows:

	Involuntary Termination (without Change of Control)	Involuntary Termination Following Change of Control
Ms. Cafaro	3x	3x
Messrs. Lewis, Lillibridge, Riney and Schweinhart	1x	2x

(4)
Pursuant to our 2006 Incentive Plan, unless the applicable award agreement provides otherwise, upon a change of control or in the event of death or disability of a participant while employed by us, all stock options held by the participant become fully vested and immediately exercisable and all restrictions and other conditions pertaining to shares of restricted stock held by the participant immediately lapse. The special equity incentive awards granted to Ms. Cafaro on March 22, 2011 and Mr. Lillibridge on July 1, 2010 specifically provide that they do not vest upon a change of control. The outstanding award agreements under our 2012 Incentive Plan generally provide that, upon a change of control or in the event of death or disability of a participant while employed by us, the stock options underlying the award become immediately exercisable or the restrictions and other conditions pertaining to the shares of restricted stock underlying the award immediately lapse.

In the event of involuntary termination: Ms. Cafaro’s restricted stock and stock options would become fully vested; Messrs. Lewis, Riney and Schweinhart would be treated as having one additional year of service for purposes of vesting of restricted stock; and all shares of restricted stock granted to Mr. Lillibridge as part of his special equity incentive awards on July 1, 2010 would vest in full.

(5)
Assumes a stock price of $57.28, the closing price of our common stock on December 31, 2013, the last trading day of 2013. For purposes of the table, the value of vesting of restricted stock is determined by multiplying the number of shares vesting by $57.28, and the value of vesting of stock options is determined by subtracting the stock option exercise price from $57.28 and multiplying by the number of options vesting.

(6)	Only in the event of involuntary termination or disability.

(7)
Pursuant to the Cafaro Employment Agreement and the Executive Employment Agreements, under certain circumstances, payments or benefits to Ms. Cafaro and Messrs. Lewis and Schweinhart are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax.

(8)
Pursuant to the Executive Employment Agreements, the Lillibridge Employment Agreement, the Riney Employment Agreement and the Riney Severance Agreement, the amount of certain severance benefits payable to each of Messrs. Lewis, Lillibridge, Riney and Schweinhart is limited to a maximum of $3 million, as adjusted annually following the effective date of the applicable agreement to reflect increases in the CPI.

(9)
The fair market value of the maximum or target restricted stock grant under the long-term incentive plan is determined by multiplying the maximum or target 2013 long-term incentive opportunity, as applicable, by 0.70.

NON-EMPLOYEE DIRECTOR COMPENSATION
Our Board believes that the compensation paid to our non-employee directors should be competitive with the Comparable Companies, as well as public companies of similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Ms. Cafaro, the only member of the Board employed by us, does not receive compensation for her service as a director.
Cash Compensation
The cash compensation paid to, or earned by, our non-employee directors in 2013 was comprised of the following three components:

•
Quarterly Board retainer: Each non-employee director received a retainer of $18,750 for each calendar quarter in which he or she served as a director. The Presiding Director received an additional retainer of $6,250 for each calendar quarter of service.

•
Quarterly committee retainers: Each member (other than the chair) of the Audit, Compensation and Nominating Committees received a retainer of $5,000, $5,000 and $3,750, respectively, for each calendar quarter of service as a member of such committee. The chair of the Audit, Compensation and Nominating Committees received a retainer of $6,250, $6,250 and $5,000, respectively, for each calendar quarter of service as the chair of such committee.

•
Board and committee meeting fees: Each non-employee director received $1,500 for each Board meeting he or she attended in excess of the eighth Board meeting held during the year, $1,500 for each Audit, Compensation or Nominating Committee meeting he or she attended in excess of the sixth such committee meeting held during the year and $1,500 for each Investment or Executive Committee meeting he or she attended during the year (in each case, including telephonic meetings, unless the meeting was 30 minutes or less).

Pursuant to our Nonemployee Directors’ Deferred Stock Compensation Plan (the “Director Deferred Compensation Plan”), non-employee directors may elect to defer receipt of all or a portion of their cash retainer and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of our common stock on the deferral date. At the prior election of the participating director, dividend equivalents on the stock units are either paid in cash or credited as additional units. Upon termination of a participating director’s service on the Board, or at such later time as he or she has previously designated, the director’s stock unit account is settled in whole shares of our common stock on a one-for-one basis and distributed either in one lump sum or in installments over a period of not more than ten years, at the director’s prior election. Fractional stock units are paid out in cash.
Equity-Based Compensation
The equity-based compensation paid to our non-employee directors in 2013 consisted of shares of restricted stock or restricted stock units, at the director’s prior election, granted pursuant to our 2012 Incentive Plan as follows:

•
On January 1, each non-employee director who was serving on such date received shares of restricted stock or restricted stock units, at his or her prior election, having an aggregate value equal to $100,000.

•
Upon initial election or appointment to the Board, a newly-elected or appointed non-employee director would have received a number of shares of restricted stock having an aggregate value equal to a pro rata portion of $100,000 (determined by reference to the number of days remaining in the calendar year), plus, prior to March 19, 2013, 2,000 additional shares of restricted stock or restricted stock units, at his or her prior election.

Shares of restricted stock and restricted stock units granted to our non-employee directors generally vest in two equal annual installments, beginning on the first anniversary of the date of grant.
Review of Non-Employee Director Compensation
The Nominating Committee is responsible for annually reviewing the amount and types of compensation to be paid to our non-employee directors and recommending any changes to our non-employee director compensation program for approval by the Board. As part of its annual review, the Nominating Committee may consider information contained in surveys compiled by NAREIT or the National Association of Corporate Directors and may retain an independent compensation consultant to advise it on appropriate director compensation levels. In 2013, the Nominating Committee retained PM&P to advise it on matters related to non-employee director compensation levels and program design for 2014. After consultation with PM&P, the Nominating Committee recommended, and the Board approved, a $30,000 increase in the January 1 grant of restricted stock or restricted stock units to an aggregate value of $130,000, beginning in 2014, and elimination of the grant of 2,000 shares of restricted stock or restricted stock units to directors upon initial election or appointment to the Board, effective immediately.
Minimum Share Ownership Guidelines for Non-Employee Directors
Our minimum share ownership guidelines require each non-employee director to maintain a minimum number of shares of our common stock with a value not less than five times the current annual cash retainer (currently $75,000) paid to such director for service on our Board (excluding, among other things, any additional retainer paid for service as a committee member or chair or the Presiding Director). Each non-employee director must satisfy the minimum share ownership levels within five years from the date that he or she first becomes subject to the guidelines and, until such time, must retain 100% of the shares of our common stock or stock units granted to him or her as compensation minus any shares forfeited by the director under our share withholding program to pay taxes on the vesting of shares. Compliance with the guidelines is reviewed on July 1 of each year. All of our non-employee directors are currently in compliance with these guidelines.

2013 Non-Employee Director Compensation Table
The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2013:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
D. Crocker II	$119,500	$100,000	$219,500
R. Geary	94,500	100,000	$194,500
J. Gellert	104,500	100,000	$204,500
R. Gilchrist	99,500	100,000	$199,500
M. Lustig	78,000	100,000	$178,000
D. Pasquale(3)	79,500	100,000	$179,500
R. Reed	103,000	100,000	$203,000
S. Rosenberg	118,000	100,000	$218,000
G. Rufrano	98,000	100,000	$198,000
J. Shelton	99,500	100,000	$199,500

(1)
The amounts shown in the Fees Earned or Paid in Cash column reflect quarterly retainer and meeting fees described above under “—Cash Compensation.” Mr. Crocker received an additional $25,000 retainer in 2013 for his service as the Presiding Director. Of the amounts shown in this column, the following directors elected to defer all or a portion of their retainer and meeting fees pursuant to the Director Deferred Compensation Plan described above and were credited with the following stock units: Mr. Crocker, $119,500 or 1,782 units; Mr. Gellert, $104,500 or 1,566 units; Mr. Lustig, $78,000 or 1,168 units; Mr. Rufrano, $98,000 or 1,465 units; and Mr. Shelton, $49,750 or 746 units.

(2)
The amounts shown in the Stock Awards column represents the full grant date fair value of shares of restricted stock or restricted stock units (excluding stock units credited in lieu of retainer and meeting fees) granted to each non-employee director in 2013, calculated pursuant to FASB guidance regarding fair value provisions for share-based awards. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating grant date fair value. Directors are generally entitled to dividends paid on unvested shares of restricted stock and dividend equivalents on vested and unvested restricted stock units.

As of December 31, 2013, the aggregate number of unvested shares of restricted stock and restricted stock units and the aggregate number of shares underlying unexercised stock options (vested and unvested) held by each non-employee director were as follows:

	Unvested Shares of Restricted Stock and Restricted Stock Units	Shares Underlying Unexercised Stock Options (Vested and Unvested)
Mr. Crocker	2,059 shares	25,000 shares
Mr. Geary	2,059 shares	2,500 shares
Mr. Gellert	2,059 shares	40,000 shares
Mr. Gilchrist	2,059 shares	7,520 shares
Mr. Lustig	2,059 shares	8,191 shares
Mr. Pasquale	2,059 shares	20,000 shares
Mr. Reed	2,059 shares	20,000 shares
Ms. Rosenberg	2,059 shares	40,000 shares
Mr. Rufrano	2,059 shares	12,849 shares
Mr. Shelton	2,059 shares	20,000 shares

(3)
The amounts shown for Mr. Pasquale exclude certain deferred compensation and severance benefits paid in 2013 pursuant to the terms of the Pasquale Employment Agreement that were unrelated to his service as a director. See “Transactions with Related Persons—Transactions with Mr. Pasquale.”

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information with respect to our equity compensation plans as of December 31, 2013:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	2,258,763	$51.59	10,605,965
Equity compensation plans not approved by stockholders(2)	75,296	N/A	924,704
Total	2,334,059	51.59	11,530,669

(1)
These plans consist of: (a) the 2000 Incentive Compensation Plan (Employee Plan) (formerly known as the 1997 Incentive Compensation Plan); (b) the 2004 Stock Plan for Directors (which amended and restated the 2000 Stock Option Plan for Directors (formerly known as the 1997 Stock Option Plan for Non-Employee Directors)); (c) the Employee and Director Stock Purchase Plan; (d) the 2006 Incentive Plan; (e) the 2006 Stock Plan for Directors; (f) the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (22,674 shares at a weighted average exercise price of $48.60 pursuant to awards granted by NHP and assumed by us in connection with the NHP acquisition) and (g) the 2012 Incentive Plan. As of December 31, 2013, 2,436,733 shares were available for future issuance under the Employee and Director Stock Purchase Plan (including 2,051 shares that were purchased by participants in January 2014 with contributions made during the December 2013 offering period) and 8,169,232 shares were available for grant under the 2012 Incentive Plan. No additional grants are permitted under the 2000 Incentive Compensation Plan, the 2004 Stock Plan for Directors, the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, the 2006 Incentive Plan or the 2006 Stock Plan for Directors.

(2)
These plans consist of: (a) the Director Deferred Compensation Plan, under which our non-employee directors may receive, in lieu of director fees, units that settle into shares of our common stock on a one-for-one basis; and (b) the Executive Deferred Stock Compensation Plan, under which our executive officers may receive, in lieu of compensation, units that settle into shares of our common stock on a one-for-one basis.

SECURITIES OWNERSHIP
Directors, Director-Nominees and Executive Officers
The following table shows, as of March 17, 2014, the number of shares of our common stock beneficially owned by each of our directors and director-nominees, each of our Named Executive Officers, and all of our directors, director-nominees and executive officers as a group. For purposes of this table, shares beneficially owned includes shares over which a person has or shares voting power or investment power (whether or not vested). Except as otherwise indicated in the footnotes to the table, the named persons have sole voting and investment power over the shares of our common stock shown as beneficially owned by them. Each named person is deemed to be the beneficial owner of shares of our common stock that may be acquired within 60 days of March 17, 2014 through the exercise of stock options or the settlement of stock units, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Subject to the preceding sentence, percentages are based on 294,327,752 shares of our common stock outstanding on March 17, 2014.

Name of Beneficial Owner	Vested and Unvested Shares of Common Stock			Shares Subject to Options Exercisable within 60 days			Stock Units That May Be Settled within 60 days		Total Shares of Common Stock Beneficially Owned		Percent of Class
D. Cafaro	527,086	(1)	+	1,296,873	(2)	+	—	=	1,823,959	(1)(2)	*
D. Crocker II	64,484		+	25,000		+	32,049	=	121,533		*
R. Geary	19,521		+	2,500		+	2,098	=	24,119		*
J. Gellert	46,620		+	40,000		+	33,677	=	120,297		*
R. Gilchrist	14,801		+	7,520		+	—	=	22,321		*
R. Lewis	182,087		+	164,856		+	—	=	346,943		*
T. Lillibridge	117,536		+	70,868		+	—	=	188,404		*
M. Lustig	2,656		+	8,191		+	8,620	=	19,467		*
D. Pasquale	102,454	(3)	+	20,000		+	—	=	122,454	(3)	*
R. Reed	8,973		+	20,000		+	5,190	=	34,163		*
T.R. Riney	204,506	(4)	+	117,494		+	—	=	322,000	(4)	*
S. Rosenberg	81,487		+	40,000		+	4,134	=	125,621		*
G. Rufrano	8,630		+	12,849		+	6,354	=	27,833		*
R. Schweinhart	142,233	(5)	+	237,111		+	—	=	379,344	(5)	*
J. Shelton	6,400		+	20,000		+	8,314	=	34,714		*
All directors, director-nominees and executive officers as a group (16 persons)	1,561,613		+	2,112,279		+	100,436	=	3,774,328		1.3%

*	Less than 1%

(1)	Includes 5,000 shares held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s spouse is the trustee. Ms. Cafaro disclaims beneficial ownership of these 5,000 shares.

(2)	Includes 392,720 stock options held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s spouse is a co-trustee.

(3)	Includes 4,326 shares held in Mr. Pasquale’s IRA.

(4)
Includes 1,300 shares held in Mr. Riney’s IRA, 70,000 shares held in trust for the benefit of Mr. Riney’s spouse, as to which Mr. Riney’s spouse is the trustee, and 12,465 shares held in trust for the benefit of Mr. Riney’s children, as to which Mr. Riney’s spouse is the trustee. Mr. Riney disclaims beneficial ownership of the 12,465 shares held in trust for the benefit of his children.

(5)
Includes 805 shares held in Mr. Schweinhart’s IRA and 800 shares held in Mr. Schweinhart’s spouse’s IRA. Mr. Schweinhart disclaims beneficial ownership of the 800 shares held in Mr. Schweinhart’s spouse’s IRA. Mr. Schweinhart has shared voting and investment power over 10,078 shares of common stock.

Director and Executive Officer 10b5-1 Plans
From time to time, certain of our directors and executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 plans”). Such 10b5-1 plans permit our directors and executive officers to monetize their equity-based compensation in an automatic and non-discretionary manner over time and are generally adopted for estate, tax and financial planning purposes. Our Securities Trading Policy and Procedures requires preclearance of any 10b5-1 plan by our Legal department and provides that directors and executive officers may enter into, modify or terminate a 10b5-1 plan only during an open trading window and while not in possession of material non-public information. Moreover, any such 10b5-1 plan must include a waiting period of no less than 30 days between establishment or modification of the plan and any transaction pursuant to the plan. In addition, our Securities Trading Policy and Procedures generally prohibits our directors and executive officers from entering into overlapping 10b5-1 plans.
We disclose a director’s or executive officer’s entrance into, and modification or termination of, a 10b5-1 plan, and sales thereunder, on the Investor Relations section of our website at www.ventasreit.com/investor-relations. Information on our website is not a part of this Proxy Statement.

Principal Stockholders
The following table shows, as of March 17, 2014, the number of shares of our common stock beneficially owned by each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	24,798,453	(2)	8.4%
Cohen & Steers, Inc. 280 Park Avenue 10th Floor New York, NY 10017	19,834,579	(3)	6.7%
FMR LLC 245 Summer Street Boston, MA 02210	18,690,431	(4)	6.4%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	35,078,600	(5)	11.9%
Vanguard Specialized Funds—Vanguard REIT Index Fund 100 Vanguard Boulevard Malvern, PA 19355	19,824,764	(6)	6.7%

(1)	Percentages are based on 294,327,752 shares of our common stock outstanding on March 17, 2014.

(2)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., for itself and for certain of its affiliates (collectively, “BlackRock”), on January 31, 2014. BlackRock reported that, as of December 31, 2013, it had sole voting power over 22,080,233 shares of our common stock and sole dispositive power over 24,798,453 shares of our common stock. BlackRock, Inc. is a parent holding company.

(3)
Based solely on information contained in a Schedule 13G/A filed by Cohen & Steers, Inc. (“C&S”), Cohen & Steers Capital Management, Inc. (“C&S Management”) and Cohen & Steers UK Limited (“C&S UK” and, together with C&S and C&S Management, the “C&S Entities”) on February 14, 2014. The C&S Entities reported that, as of December 31, 2013, C&S had sole voting power over 10,730,096 shares of common stock and sole dispositive power over 19,834,579 shares of common stock, C&S Management had sole voting power over 10,618,161 shares of common stock and sole dispositive power over 19,600,561 shares of common stock, and C&S UK had sole voting power over 111,935 shares of common stock and sole dispositive power over 234,018 shares of common stock. C&S holds a 100% interest in C&S Management, an investment advisor registered under Section 203 of the Investment Advisers Act.

(4)
Based solely on information contained in a Schedule 13G/A filed jointly by FMR LLC, for itself and on behalf of its subsidiaries, Edward C. Johnson 3d and Fidelity Management & Research Company (collectively, “FMR”) on February 14, 2014. FMR reported that, as of December 31, 2013, it had sole voting power over 2,055,394 shares of our common stock and sole dispositive power over 18,690,431 shares of our common stock. Each of Fidelity Management & Research Company, Fidelity SelectCo, LLC, Strategic Advisers, Inc. and Pyramis Global Advisors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act and a wholly owned subsidiary of FMR LLC. Pyramis Global Advisors Trust Company, a bank, is also a wholly owned subsidiary of FMR LLC. Mr. Johnson, Chairman of FMR LLC, and members of his family collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC.

(5)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 12, 2014. Vanguard reported that, as of December 31, 2013, it had sole voting power over 848,486 shares of our common stock, shared voting power over 191,735 shares of our common stock, sole dispositive power over 34,367,662 shares of our common stock and shared dispositive power over 710,938 shares of our common stock. Vanguard is an investment advisor registered under Section 203 of the Investment Advisors Act. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 376,740 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 805,944 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(6)
Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT Fund”) on February 4, 2014. Vanguard REIT Fund reported that, as of December 31, 2013, it had sole voting power over 19,824,764 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1 under the Exchange Act) and persons who own more than 10% of the outstanding shares of our common stock to file reports of beneficial ownership and changes in such ownership with the SEC. Based solely on our records and on written representations from certain reporting persons, we believe that each person who, at any time during 2013, was a director or officer (as defined in Rule 16a-1 under the Exchange Act) of Ventas or beneficially owned more than 10% of the outstanding shares of our common stock timely filed all reports required to be filed by Section 16(a) of the Exchange Act.

PROPOSALS REQUIRING YOUR VOTE
Proposal 1: Election of Directors
Eleven directors currently serve on our Board. Ms. Rosenberg has advised the Nominating Committee that she will retire from the Board effective at the Annual Meeting. Following the recommendation of the Nominating Committee, our Board has nominated each individual presently serving as a director, other than Ms. Rosenberg, for election at the Annual Meeting.
Pursuant to our By-Laws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.
Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the Annual Meeting. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.
We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

Debra A. Cafaro	Age: 56 Director since 1999 Executive and Investment Committees
Business Experience:    Ms. Cafaro has been our Chief Executive Officer and a director since 1999 and Chairman of the Board since 2003. She also served as our President from 1999 to November 2010. Ms. Cafaro is a former Chair of NAREIT, the worldwide representative voice for REITs. She is a member of the Board of Directors of the Real Estate Roundtable, the Board of Directors of the Executives’ Club of Chicago, the Economic Club of Chicago and World Business Chicago, Chicago’s not-for-profit economic development corporation. She is also a Trustee of the University of Chicago and serves on the Business Advisory Council and the Visiting Committee of the University of Chicago Law School. Prior to joining Ventas, Ms. Cafaro was President and a director of Ambassador Apartments, Inc. (formerly NYSE: AAH), a multifamily REIT, from 1997 until it was acquired by Apartment Investment and Management Company (AIMCO) in 1998.

Current Public Company Directorships:	Weyerhaeuser Company (NYSE: WY)
Other Directorships during Past Five Years:	General Growth Properties, Inc. (NYSE: GGP) (March-November 2010)
Skills and Qualifications: Ms. Cafaro has substantial executive experience, leadership ability and a proven record of accomplishment, with strong skills in real estate, law, corporate finance, mergers and acquisitions, capital markets, strategic planning and other public company matters.

Douglas Crocker II	Age: 74 Director since 1998 Presiding Director since 2003 Executive (Chair), Investment (Chair) and Nominating Committees
Business Experience:    Mr. Crocker has been the Chairman and Chief Investment Officer of Pearlmark Multifamily Partners, L.L.C. (formerly known as Transwestern Multifamily Partners, L.L.C.), a commercial real estate firm, since 2006. From 2003 until 2006, he was a principal with DC Partners LLC, a consulting firm. Prior to that, Mr. Crocker was the President, Chief Executive Officer and a trustee of Equity Residential (NYSE: EQR), a prominent multifamily REIT, from 1993 until 2003, most recently serving as Vice Chairman of the Board. During his more than 40 years of real estate experience, he has previously served as: Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. (“EGI”), which provides strategic direction and services for EGI’s real estate and corporate activities; President, Chief Executive Officer and a director of First Capital Corporation, a sponsor of public limited real estate partnerships; Managing Director of Prudential Securities Inc., a financial services brokerage firm; Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance; President of American Invesco, the nation’s largest condominium conversion company; and Vice President of Arlen Realty and Development Company, a diversified real estate and retail company. Mr. Crocker serves on the Advisory Board of the DePaul University Real Estate School and is a former trustee of DePaul University and the Multifamily Council of the Urban Land Institute, a past Chairman of the National Multi Housing Counsel and a former member of the Board of Governors of NAREIT.

Current Public Company Directorships:	Acadia Realty Trust (NYSE: AKR) Cypress Sharpridge Investments, Inc. (NYSE: CYS)
Other Directorships during Past Five Years:	Post Properties, Inc. (NYSE: PPS) (2004-2012) Reis, Inc. (NASDAQ: REIS) (2007-2009)
Skills and Qualifications: Mr. Crocker is a successful, well-respected and recognized leader in the real estate industry, with extensive executive experience and strong skills in corporate finance, mergers and acquisitions, strategic planning and public company executive compensation.

Ronald G. Geary	Age: 66 Director since 1998 Executive, Investment and Nominating Committees
Business Experience:    Mr. Geary is President of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky. He served as President of Res-Care, Inc. (formerly NASDAQ: RSCR) (“ResCare”), a provider of residential training and support services for persons with developmental disabilities and certain vocational training services from 1990 to 2006 and as its Chief Executive Officer from 1993 to 2006. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993.

Current Public Company Directorships:	None
Other Directorships during Past Five Years:	Res-Care, Inc. (formerly NASDAQ: RSCR) (1990-2010)
Skills and Qualifications: Mr. Geary is an attorney and certified public accountant, with extensive executive experience in the healthcare industry and strong skills in corporate finance, law, government and international operations, mergers and acquisitions, and strategic planning.

Jay M. Gellert	Age: 60 Director since 2001 Compensation (Chair) Committee
Business Experience:    Mr. Gellert has been President and Chief Executive Officer of Health Net, Inc. (NYSE: HNT) (“Health Net”), an integrated managed care organization that administers the delivery of managed healthcare services, since 1998 and a director of Health Net since 1999. He served as President and Chief Operating Officer of Health Net from 1997 to 1998 and as President, Chief Operating Officer and a director of its predecessor, Health Systems International, Inc. (“HSI”), a health maintenance organization, from 1996 to 1997. Before joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners in the area of integrated delivery systems development, managed care network formation and physician group practice integration. He has also previously served as President and Chief Executive Officer of Bay Pacific Health Corporation, Senior Vice President and Chief Operating Officer for California Healthcare System and as an independent consultant. Mr. Gellert is currently a member of the Board of Directors of America’s Health Insurance Plans.

Current Public Company Directorships:	Health Net, Inc. (NYSE: HNT)
Other Directorships during Past Five Years:	None
Skills and Qualifications: Mr. Gellert has substantial healthcare executive experience, with strong skills in government relations, public company executive compensation, mergers and acquisitions and strategic planning.

Richard I. Gilchrist	Age: 68 Director since 2011 Compensation Committee
Business Experience:    Mr. Gilchrist has served as Senior Advisor to Irvine since July 2011 and previously served as President of Irvine’s Investment Properties Group (“IPG”) from 2006 to July 2011. Irvine is a privately held company known as a best-of-class master planner and long-term owner, investor and operator of a large and diversified real estate portfolio. In his role as IPG President, Mr. Gilchrist guided Irvine’s office, retail, resort and apartment properties in Southern California and Silicon Valley, including development, marketing and management. Prior to joining Irvine, Mr. Gilchrist served as President and Co-Chief Executive of Maguire Properties, Inc., where he oversaw significant growth in the company’s portfolio through acquisitions and development and spearheaded its successful initial public offering in 2003. Before joining Maguire Properties, Mr. Gilchrist served as President and Chief Executive Officer of the privately held REIT, Commonwealth Atlantic Properties. Mr. Gilchrist currently serves as a member of the Whittier College Board of Trustees and the UCLA School of Law Board of Advisors. He previously served as Chairman of the Whittier College Board of Trustees and was also a co-founder and managing partner of CommonWealth Partners, LLC, an advisor and venture partner with the California Public Employees’ Retirement System, and a senior partner of Maguire Thomas Partners, a national real estate developer and operator. Mr. Gilchrist was originally appointed to our Board in July 2011 in connection with our acquisition of NHP.

Current Public Company Directorships:	BioMed Realty Trust, Inc. (NYSE: BMR) Spirit Realty Capital, Inc. (NYSE: SRC)
Other Directorships during Past Five Years:	Nationwide Health Properties, Inc. (formerly NYSE: NHP) (2008-2011)
Skills and Qualifications: Mr. Gilchrist has a strong background in real estate, strategic planning, law and executive compensation and has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States.

Matthew J. Lustig	Age: 53 Director since 2011
Business Experience:    Mr. Lustig is the Chief Executive Officer and a Managing Principal of LREP, a Managing Director of LAI (an affiliate of LREP) and Managing Partner of North America Investment Banking as well as Head of Real Estate, Gaming and Lodging at Lazard Frères & Co. LLC (“Lazard”). From May 2011 to December 2012, Mr. Lustig also served as Chairman of the Board of Atria. In addition, Mr. Lustig is or has been a board member of several public and private portfolio investments of funds managed by LREP or its affiliates. Prior to joining Lazard in 1989, Mr. Lustig was a First Vice President at Drexel Burnham Lambert and was previously a lending officer with Chase Manhattan Bank, specializing in credit, construction, and real estate finance. Mr. Lustig is a member of the Real Estate Roundtable and serves on the Boards of the Pension Real Estate Association, the Larson Leadership Initiative of the Urban Land Institute, The Wharton School Zell/Lurie Real Estate Center and the Real Estate Advisory Board at Columbia University School of Business. He is also on the Board of Visitors of the School of Foreign Service at Georgetown University. Mr. Lustig was originally appointed to our Board in May 2011 pursuant to the terms of a Director Appointment Letter we entered into in connection with our acquisition of substantially all of the real estate assets of ASLG.

Current Public Company Directorships:	Boston Properties, Inc. (NYSE: BXP)
Other Directorships during Past Five Years:	None
Skills and Qualifications: Mr. Lustig has extensive experience in investing in real estate companies and assets, including seniors housing, and advising on real estate and corporate finance, capital structure, mergers and acquisitions and strategic transactions.

Douglas M. Pasquale	Age: 59 Director since 2011 Investment Committee
Business Experience:    Mr. Pasquale is the Chief Executive Officer of Capstone Enterprises Corporation, an investment and consulting firm that he founded in January 2012. Prior to that, Mr. Pasquale served as Senior Advisor to our Chief Executive Officer from July 2011 to December 2011, following the closing of our acquisition of NHP and was originally appointed to our Board in connection with our acquisition of NHP. He served as Chairman of the Board of NHP from May 2009 to July 2011, as President and Chief Executive Officer of NHP from April 2004 to July 2011, and as Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004. Mr. Pasquale previously served in various roles (most recently Chairman and Chief Executive Officer) at ARV Assisted Living, Inc., an operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as President and Chief Executive Officer of ASLG from April 2003 to September 2003. Mr. Pasquale also served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International-North America, a hotel ownership and hotel management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale is a member of the Board of Trustees of ExplorOcean.

Current Public Company Directorships:	Alexander & Baldwin, Inc. (NYSE: ALEX) DineEquity, Inc. (NASDAQ: DIN) Sunstone Hotel Investors, Inc. (NYSE: SHO) Terreno Realty Corporation (NYSE: TRNO)
Other Directorships during Past Five Years:	Nationwide Health Properties, Inc. (formerly NYSE: NHP) (2003-2011)
Skills and Qualifications: Mr. Pasquale is a successful leader in the healthcare real estate industry with extensive experience and strong skills in management, seniors housing operating companies, mergers and acquisitions, strategic planning, law, executive compensation and corporate finance.

Robert D. Reed	Age: 61 Director since 2008 Audit (Chair) Committee
Business Experience:    Mr. Reed has been Senior Vice President and Chief Financial Officer of Sutter Health, a family of not-for-profit hospitals and physicians organizations in northern California, since 1997. Prior to that, he held various finance positions within Sutter Health and its affiliates. Before he became a hospital system executive, Mr. Reed was an investment banker specializing in healthcare finance for hospital systems at various national financial firms, including Eastdil, Paine Webber and American Health Capital. Mr. Reed is currently Chairman of the Board of Metta Fund, a private non-profit foundation.

Current Public Company Directorships:	None
Other Directorships during Past Five Years:	None
Skills and Qualifications: Mr. Reed has a strong background in healthcare finance and operations, accounting and financial reporting, managing capital intensive operations and strategic planning, as well as leading not-for-profit organizations.

Glenn J. Rufrano	Age: 64 Director since 2010 Audit Committee
Business Experience:    Mr. Rufrano has served as Chairman and Chief Executive Officer of O’Connor Capital Partners since November 2013. Previously, Mr. Rufrano was President and Chief Executive Officer of Cushman & Wakefield, Inc., a privately held commercial property and real estate services company, and a member of its Board of Directors from March 2010 to June 2013. Prior to that, he served as Chief Executive Officer of Centro Properties Group, an Australian-based shopping center company, from 2008 to 2010 and Chief Executive Officer and a director of New Plan Excel Realty Trust, a commercial retail REIT, from 2000 to 2007, and he was a co-founder of O’Connor Capital Partners. He presently serves on the Board of New York University’s Real Estate Institute.

Current Public Company Directorships:	None
Other Directorships during Past Five Years:	General Growth Properties, Inc. (NYSE: GGP) (2009-2010)
Skills and Qualifications: Mr. Rufrano is a recognized leader in the real estate industry with extensive executive experience and strong skills in strategic planning, international operations and corporate finance.

James D. Shelton	Age: 60 Director since 2008 Compensation and Investment Committees
Business Experience:    Mr. Shelton is non-executive Chairman of the Board of Omnicare, Inc. (NYSE: OCR) (“Omnicare”), a pharmaceutical care provider for the elderly, and a director of Legacy Hospital Partners, Inc., a privately held company established to provide essential capital and expertise to not-for-profit hospitals and hospital systems. He also serves as a Senior Advisor to CCMP Capital Advisors, LLC, a private equity firm. From August 2010 to January 2011, Mr. Shelton served as interim Chief Executive Officer of Omnicare. Previously, he served as Chief Executive Officer and Chairman of the Board of Triad Hospitals,  Inc. (formerly NYSE: TRI) (“Triad”), an owner and manager of hospitals and ambulatory surgery centers, from 1999 until it was sold in July 2007. Before leading the formation and spin-off of Triad from Columbia/HCA Healthcare Corporation (now known as HCA), Mr. Shelton was President of the Pacific Group of HCA from 1998 to 1999 and President of the Central Group of HCA from 1994 to 1998. During his more than 30 years of healthcare experience, he has also held various executive positions with National Medical Enterprises (now known as Tenet Healthcare Corporation). Mr. Shelton previously served on the Boards of the Federation of American Hospitals and the American Hospital Association.

Current Public Company Directorships:	Omnicare, Inc. (NYSE: OCR)
Other Directorships during Past Five Years:	None
Skills and Qualifications: Mr. Shelton has extensive executive experience in the healthcare industry, with strong skills in hospital administration and finance, managing capital intensive operations, strategic planning, executive compensation, government relations and mergers and acquisitions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NAMED DIRECTOR-NOMINEES.

Criteria for Director Nominations
Our Guidelines on Governance set forth the process by which the Nominating Committee identifies and evaluates nominees for Board membership. In accordance with this process, the Nominating Committee annually considers and recommends to the Board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating Committee considers: incumbent directors who have indicated a willingness to continue to serve on our Board; candidates, if any, nominated by our stockholders; and other potential candidates identified by the Nominating Committee. Additionally, if at any time during the year a seat on the Board becomes vacant or a new seat is created, the Nominating Committee considers and recommends to the Board a candidate for appointment to fill the vacant or newly created seat.
The Nominating Committee considers different perspectives, skill sets, education, ages, genders, ethnic origins and business experience in its annual nomination process, although it has not established a formal policy regarding diversity in identifying potential director candidates. In general, the Nominating Committee seeks to include on our Board a complementary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the Board confronts without representing any particular interest group or constituency. The Nominating Committee regularly reviews the size and composition of the Board in light of our changing requirements and seeks nominees who, taken together as a group, possess the skills and expertise appropriate for an effective Board. In evaluating potential director candidates, the Nominating Committee considers, among other factors, the experience, qualifications and attributes listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the needs of our Board at that time. Our Guidelines on Governance provide that, in general, nominees for membership on the Board should:

•	Have demonstrated management or technical ability at high levels in successful organizations;

•	Be currently employed in positions of significant responsibility and decision making;

•	Have experience relevant to our operations, such as real estate, REITs, healthcare, finance or general management;

•	Be well-respected in their business and home communities;

•	Have time to devote to Board duties; and

•	Be independent from us and not related to our other directors or employees.
In addition, our directors are expected to be active participants in governing our enterprise, and the Nominating Committee looks for certain characteristics common to all Board members, including integrity, independence, leadership ability, constructive and collegial personal attributes, candor and the ability and willingness to evaluate, challenge and stimulate.
No single factor or group of factors is necessarily dispositive of whether a candidate will be recommended by the Nominating Committee. The Nominating Committee considers and applies these same standards in evaluating individuals recommended for nomination to our Board by our stockholders in accordance with the procedures described in this Proxy Statement under “Requirements for Submission of Stockholder Proposals, Director Nominations and Other Business.” The Board’s satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating Committee and the Board, as well as the Board’s annual self-evaluation process. Based upon these activities, the Nominating Committee and the Board believe that the director-nominees named in this Proxy Statement satisfy these criteria.
We have from time to time retained search firms and other third parties to assist us in identifying potential candidates based on specific criteria that we provided to them, including the qualifications described above. We may retain search firms and other third parties on similar or other terms in the future.
Director Resignation Policy
In accordance with our Director Resignation Policy, the Board will nominate an incumbent director for reelection only if the director agrees that, in the event the director fails to receive the required majority vote for reelection, he or she will tender, promptly following certification of the election results, an irrevocable resignation that will be effective upon acceptance by the Board. If an incumbent director fails to receive the required majority vote for reelection, the Nominating Committee will act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and submit its recommendation for prompt consideration by the Board. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision regarding the tendered resignation by filing a Current Report on Form 8-K with the SEC no later than 90 days following certification of the election results.

Any director who tenders his or her resignation pursuant to our Director Resignation Policy may not participate in any Nominating Committee or Board decision regarding that resignation. If less than a majority of the Nominating Committee members receive the required vote in favor of their reelection in the same election, then the independent directors who received the required vote will be constituted by the Board as a committee to consider the tendered resignation(s) and make a recommendation to the Board. However, if three or fewer independent directors receive the required vote in the same election, all directors not required by the Director Resignation Policy to tender a resignation may participate in considering and recommending to the Board whether to accept or reject the resignation(s).
Under our Guidelines on Governance, a director is generally required to retire at the first annual meeting of stockholders following his or her 75th birthday. On the recommendation of the Nominating Committee, the Board may waive this requirement as to any director if it deems a waiver to be in our best interests and the best interests of our stockholders.
Proposal 2: Ratification of the Selection of Ernst & Young as Our Independent Registered Public Accounting Firm for Fiscal Year 2014
The Board has approved the Audit Committee’s selection of Ernst & Young as our independent registered public accounting firm for fiscal year 2014. Although not required by our By-Laws or otherwise, we are submitting the selection of Ernst & Young to our stockholders for ratification because the Board values our stockholders’ views and believes such submission is appropriate as a matter of good corporate practice. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2014. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect.
If our stockholders fail to ratify this selection, it will be considered a recommendation to the Audit Committee and the Board to consider the selection of a different firm, and the Audit Committee and the Board may select another independent registered public accounting firm without resubmitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
We expect that representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.
Audit and Non-Audit Fees
Ernst & Young audited our financial statements for the year ended December 31, 2013 and has been our independent registered public accounting firm since May 1998. Fees billed by Ernst & Young for the years ended December 31, 2013 and 2012 were as follows:

	2013	2012
Audit Fees(1)	$2,565,000	$2,557,000
Audit-Related Fees(2)	54,000	—
Tax Fees(3)	88,480	201,862
All Other Fees(3)	1,972	2,115
Total	$2,709,452	$2,760,977

(1)
Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual consolidated financial statements (including debt covenant compliance letters), audit of internal control over financial reporting, review of interim financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)
Audit-Related Fees consist principally of fees related to an audit of our 401(k) plan and advice on the actual or potential impact of rules, standards and interpretations adopted or proposed by regulatory bodies.

(3)
Tax Fees consist principally of reviews and preparation of tax returns ($37,181 in 2013 and $22,989 in 2012) and advice on tax-planning matters primarily related to acquisitions ($51,299 in 2013 and $178,873 in 2012).

(4)	All Other Fees relate to annual subscription fees for Ernst & Young’s online technical site.

All audit-related services, tax services and other services were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies described below. The Audit Committee determined that the provision of these services by Ernst & Young did not compromise Ernst & Young’s independence and was consistent with its role as our independent registered public accounting firm.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services
Consistent with the requirements of the SEC and the PCAOB, the Audit Committee has responsibility for compensating, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has implemented procedures relating to the pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm to ensure that the provision of such services and related fees does not impair the firm’s independence.
In accordance with these procedures, the annual audit services and related fees of the independent registered public accounting firm are subject to specific approval by the Audit Committee. Prior to or during the first quarter of each fiscal year, the independent registered public accounting firm must provide the Audit Committee with an engagement letter outlining the scope of proposed audit services for that year and the related fees. If agreed to by the Audit Committee, the engagement letter will be formally accepted as evidenced by its execution by the chair of the Audit Committee. The Audit Committee will then approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.
In addition, the Audit Committee may grant pre-approval for those permissible non-audit services that it believes would not impair the independence of the independent registered public accounting firm. However, the Audit Committee may not grant approval for any services categorized by the SEC as “Prohibited Non-Audit Services.” Prior to the beginning of each year, management submits to the Audit Committee a list of certain non-audit services and related fees expected to be rendered by the independent registered public accounting firm during that year. Following review, the Audit Committee pre-approves the non-audit services within each category, and the fees for each category are budgeted. The term of any pre-approved non-audit service is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Fee levels for all non-audit services to be provided by the independent registered public accounting firm are established periodically by the Audit Committee, and any proposed services exceeding those levels require separate pre-approval by the Audit Committee. Upon request, the independent registered public accounting firm must provide detailed supporting documentation to the Audit Committee regarding the particular services to be provided. To obtain approval of other permissible non-audit services, management must submit to the Audit Committee those non-audit services for which it recommends the Audit Committee engage the independent registered public accounting firm, and both management and the independent registered public accounting firm must confirm to the Audit Committee that each non-audit service for which approval is requested is not a Prohibited Non-Audit Service.
Our Chief Accounting Officer and Controller is responsible for tracking all fees for pre-approved non-audit services provided by the independent registered public accounting firm, and at each regularly scheduled Audit Committee meeting, management reports on the pre-approved non-audit services provided during the quarter and year-to-date and the fees incurred for such services during such periods.
Proposal 3: Advisory Vote to Approve Our Executive Compensation
We are submitting to our stockholders a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. Our executive compensation program is designed to achieve certain key objectives, including:

•	attracting, retaining and motivating talented executives;

•	linking compensation realized to the achievement of pre-established financial and strategic company goals, as well as individual goals;

•	providing balanced incentives that do not promote excessive risk-taking;

•	retaining sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

•	rewarding performance that meets or exceeds pre-established goals while maintaining alignment with stockholders;

•
evaluating performance by balancing consideration of metrics over which management has significant direct influence with market forces (e.g., monetary policy and interest rate expectations) that management cannot control, but that impact stockholder value;

•	encouraging executives to become and remain long-term stockholders of Ventas; and

•	maintaining compensation and corporate governance practices that support our goal of delivering consistent, superior total returns to stockholders.
Below is a summary of some of the key features of our executive compensation program:
✓ We generally target the median of our peer comparators for the base salary, total annual compensation, long-term incentive compensation and total direct compensation of our Named Executive Officers. Our 2013 executive compensation program was designed to deliver compensation levels above or below these targets if Named Executive Officer performance exceeded or failed to achieve the goals established under our annual and long-term incentive plans.
✓ A significant portion of our executive compensation is performance-based incentive compensation, including annual cash incentive awards and long-term equity incentive awards granted in the form of shares of restricted stock and stock options. The grant of each form of award requires our Named Executive Officers to achieve certain threshold levels of performance with respect to metrics that support long-term stockholder value, including one- and three-year relative TSR. If our Named Executive Officers fail to achieve the necessary performance, they receive no annual cash incentive awards and no equity awards.
✓ Our annual incentive awards are paid and our long-term equity incentive awards are issued only after performance has been achieved and the awards are fully earned.
✓ We support pay-for-performance by targeting a mix of executive compensation that emphasizes equity incentive compensation over fixed cash compensation. Our compensation structure is designed so that a significant portion of total direct compensation is in the form of equity awards that vest over time. The use of equity awards encourages management to create stockholder value over the long term because the value of the awards is directly attributable to changes in the price of our common stock over time. Equity awards are also an effective tool for management retention because full vesting of the awards generally requires continued employment over multiple years.
✓ The Compensation Committee annually reviews the compensation practices and programs of our compensation peer group (generally selected based on their similarity to us in terms of operations, FFO, enterprise value, market capitalization and total assets) and receives guidance from its independent compensation consultant on compensation best practices.
✓ Our share ownership guidelines require our executive officers and directors to maintain significant ownership of our common stock to further align interests with our stockholders. Our Securities Trading Policy and Procedures prohibits our directors, executive officers and employees from engaging in derivative and other hedging transactions in our securities, and it restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the approval of the Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2013).
The incentives created by our executive compensation program drive outstanding performance and have contributed to a strong track record of sustained growth, diversification and stockholder value creation. Although the trading prices of the three large-cap healthcare REITs’ common stock often move in similar directions in response to changing market conditions, we have consistently outperformed our competitors. We were the best performing large-cap healthcare REIT based on compound annual TSR for each of the one-, five- and ten-year periods ended December 31, 2013 (-7.6%, +16.6% and +15.4%, respectively) and two of three for the three-year period ended December 31, 2013 (+7.4%). Moreover, we ranked third among our peer group and outperformed both the S&P 500 index and the RMZ index in compound annual TSR for the ten-year period ended December 31, 2013. From January 1, 2000 through December 31, 2013, we delivered compound annual TSR of 28.4%, which is highest among our peer group. Our flexibility, risk management, strategy and ability to execute and adapt quickly contributed to our excellent performance and enabled us to preserve significant value during the most recent global economic downturn.
In 2013, the Compensation Committee’s and the independent members of the Board’s compensation decisions once again created alignment between pay and performance. Despite our achievement of record financial results, the total direct compensation of our Chief Executive Officer declined more than 12% year over year as a result of the balance between formulaic and qualitative evaluations of performance under our long-term incentive plan and recognition of our one- and three-

year TSR performance. We encourage stockholders to review the information under “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program, our recent performance against established performance metrics and our compensation program’s track record of supporting pay-for-performance.
The Compensation Committee and the independent members of the Board have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. By maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured optimally to support our goal of delivering consistent, superior TSR, and our exceptional long-term performance demonstrates the success of this program.
* * * * *
Based on the information provided above and elsewhere in this Proxy Statement, we believe our executive compensation program is designed appropriately to support our key objectives. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, the accompanying compensation tables and the related narrative disclosure.”
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, our executive compensation. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect. Although the results of the stockholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our stockholders on compensation. Our Compensation Committee and the independent members of the Board will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION.
Other Information
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting will be necessary to approve any other proposal that may properly come before the Annual Meeting. Accordingly, abstentions will have the same effect as votes against any such proposal, and broker non-votes will have no effect.
The Board is not aware of any matters that are expected to come before the Annual Meeting other than those set forth in the Notice of Meeting and described in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the persons named in the accompanying form of proxy, or their substitutes, will have discretionary voting authority with respect to any such stockholder proposal.
No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for their consideration at the Annual Meeting.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS
Under SEC rules, any stockholder proposal intended to be presented at the 2015 Annual Meeting of Stockholders must be received by us at our principal executive offices at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654 not later than December 5, 2014 and meet the requirements of our By-Laws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Corporate Secretary.
Under our By-Laws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Corporate Secretary at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2015 Annual Meeting at least 120 days, but not more than 150 days, prior to the anniversary of this year’s Annual Meeting (May 15, 2015); however, if we hold our 2015 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the 150th day prior to the annual meeting date, and not later than the 120th day prior to the annual meeting date or the tenth day following the date on which we first publicly announce the date of the 2015 Annual Meeting, whichever occurs later.
For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not later than the 30th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.
Notices relating to director nominations and other stockholder proposals must include (among other information, as specified in our By-Laws):

•
As to each person proposed to be nominated for election as a director, all information relating to that person that would be required to be disclosed in connection with the solicitation of proxies for election as a director pursuant to Section 14 of the Exchange Act;

•
As to each other item of business, a brief description of such business, the stockholder’s reasons for proposing such business and any material interest that the stockholder or any of the stockholder’s associates may have in such business; and

•
As to the stockholder giving the notice, the stockholder’s associates and any proposed director-nominee: the name and address of such person; the class, series and number of all shares of our capital stock owned by such person (and the name of the record holder, if beneficially owned), the date the shares were acquired and any short interest of such person in our securities; whether and to what extent such person has engaged in any hedging or derivative transactions in our securities during the preceding 12 months; and the investment strategy or objective of such person.

The persons appointed as proxies for our 2015 Annual Meeting will have discretionary voting authority with respect to any director nomination or other stockholder proposal that is submitted to us otherwise than in conformity with our By-Laws.

ADDITIONAL INFORMATION
A copy of our 2013 Annual Report and our 2013 Annual Report on Form 10-K accompanies this Proxy Statement. Stockholders may also obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, excluding exhibits, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

By Order of the Board of Directors,

Debra A. Cafaro Chairman and Chief Executive Officer
Chicago, Illinois
April 4, 2014

ANNEX A

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds From Operations and Normalized Funds From Operations

	For the Year Ended December 31,
	2013	2012	2011
	(In thousands, except per share data)
Net income attributable to common stockholders	$453,509	$362,800	$364,493
Net income attributable to common stockholders per share	$1.54	$1.23	$1.58
Adjustments:
Depreciation and amortization on real estate assets	716,296	710,082	441,766
Depreciation on real estate assets related to noncontrolling interest	(10,512)	(8,503)	(3,471)
Depreciation on real estate assets related to unconsolidated entities	6,543	7,516	6,552
Gain on re-measurement of equity interest upon acquisition, net	(1,241)	(16,645)	—
Discontinued operations:
Gain on real estate dispositions, net	(4,059)	(80,952)	—
Depreciation and amortization on real estate assets	47,922	50,269	15,511
FFO	1,208,458	1,024,567	824,851
FFO per share	$4.09	$3.48	$3.57
Adjustments:
Litigation proceeds, net	—	—	(202,259)
Merger-related expenses and deal costs	21,560	63,183	153,923
Income tax benefit	(11,828)	(6,286)	(31,137)
Loss on extinguishment of debt, net	1,048	37,640	27,604
Change in fair value of financial instruments	449	99	2,959
Amortization of other intangibles	1,022	1,022	1,022
Normalized FFO	$1,220,709	$1,120,225	$776,963
Normalized FFO per share	$4.14	$3.80	$3.37
Non-cash items included in normalized FFO:
Amortization of deferred revenue and lease intangibles, net	(15,793)	(17,118)	(12,159)
Other non-cash amortization, including fair market value of debt	(16,745)	(39,943)	(13,163)
Stock-based compensation	20,653	20,784	19,346
Straight-lining of rental income, net	(30,540)	(24,042)	(14,885)
Normalized FFO, excluding non-cash items	$1,178,284	$1,059,906	$756,102
Normalized FFO, excluding non-cash items per share	$3.99	$3.60	$3.28
Weighted average diluted shares	295,110	294,488	230,790

Same-Store Total Portfolio Cash NOI

	For the Year Ended December 31,
	2013	2012
	(In thousands)
Net operating income	$1,690,059	$1,490,322
Add:
4th quarter $20 million rent prepayment	20,000	—
Less:
NOI not included in same-store	229,676	98,534
Straight-lining of rental income	30,554	23,632
Non-cash rental income	13,086	15,941
Non-segment NOI	59,471	39,913
	332,787	178,020
Same-store cash NOI with the rent prepayment	$1,377,272	$1,312,302
Percentage increase		5.0%

Same-Store Medical Office Building Operations Cash NOI

	For the Year Ended December 31,
	2013	2012
	(In thousands)
Net operating income	$300,921	$241,869
Less:
NOI not included in same-store	122,307	67,719
Straight-lining of rental income	17,119	17,253
Non-cash rental income	(4,198)	(2,892)
	135,228	82,080
Same-store cash NOI	$165,693	$159,789
Percentage increase		3.7%

Same-Store Seniors Housing Operating Portfolio NOI

	For the Year Ended December 31,
	2013	2012
	(In thousands)
Net operating income	$449,321	$386,102
Less:
NOI not included in same-store	63,844	20,977
Same-store NOI as reported	$385,477	$365,125
Percentage increase		5.6%

Net Debt to Adjusted Pro Forma EBITDA
The following information considers the pro forma effect on net income, interest and depreciation of our investments and other capital transactions that were completed during the three months ended December 31, 2013, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization (including non-cash stock-based compensation expense), excluding gains or losses on extinguishment of debt, income or loss from noncontrolling interest and unconsolidated entities, loss from merger-related expenses and deal costs, net gains on real estate activity and changes in the fair value of financial instruments (including amounts in discontinued operations) (“Adjusted Pro Forma EBITDA”) (dollars in thousands):

Net income attributable to common stockholders	$108,440
Pro forma adjustments for current period investments, capital transactions and dispositions	5,960
Pro forma net income for the three months ended December 31, 2013	114,400
Add back:
Pro forma interest (including discontinued operations)	87,279
Pro forma depreciation and amortization (including discontinued operations)	200,815
Stock-based compensation	5,643
Loss on extinguishment of debt, net	2,110
Gain on real estate dispositions, net	(1,376)
Noncontrolling interest	219
Loss from unconsolidated entities	1,041
Income tax expense (including discontinued operations)	1,272
Change in fair value of financial instruments	424
Other taxes	998
Pro forma merger-related expenses and deal costs	3,693
Adjusted Pro Forma EBITDA	$416,518
Adjusted Pro Forma EBITDA, annualized	$1,666,072
As of December 31, 2013:
Debt	$9,364,992
Cash, including cash escrows pertaining to debt	(123,591)
Net debt	$9,241,401
Net debt to Adjusted Pro Forma EBITDA	5.5	x

2014 ANNUAL MEETING OF STOCKHOLDERS
353 North Clark Street
James C. Tyree Auditorium
Chicago, Illinois 60654

DRIVING DIRECTIONS
From the North and Northwest (via I-90E/I-94)
Take exit 50B toward Ohio Street. Merge onto Ohio Street. Turn right onto North Clark Street. 353 North Clark Street is four and one-half blocks south on North Clark Street on the left.
From the South and Southeast (via I-90W/I-94):
Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.
From the Southwest (via I-55N):
Take I-55N to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.
From the West (via I-290E):

Take I-290E to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

VENTAS, INC.
353 NORTH CLARK STREET
SUITE 3300
CHICAGO, IL 60654

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information at any time until 11:59 p.m. Eastern Time the day before the meeting date.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Ventas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions at any time until 11:59 p.m. Eastern Time the day before the meeting date.  Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ventas, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Vote 24 hours a day, 7 days a week. If you vote by telephone or over the Internet, do not mail your proxy card.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VENTAS, INC.

The Board of Directors recommends that you vote “FOR” each of the listed director-nominees.

1.              Election of ten (10) directors to terms expiring at the 2015 Annual Meeting of Stockholders:

	For	Against	Abstain
1a. Debra A. Cafaro	☐	☐	☐
1b. Douglas Crocker II	☐	☐	☐
1c. Ronald G. Geary	☐	☐	☐
1d. Jay M. Gellert	☐	☐	☐
1e. Richard I. Gilchrist	☐	☐	☐
1f. Matthew J. Lustig	☐	☐	☐
1g. Douglas M. Pasquale	☐	☐	☐
1h. Robert D. Reed	☐	☐	☐
1i. Glenn J. Rufrano	☐	☐	☐
1j. James D. Shelton	☐	☐	☐

The Board of Directors recommends that you vote “FOR” Proposals 2 and 3.	For	Against	Abstain
2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2014.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐

NOTE:  THE PROXIES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as your name(s) appear(s) on this proxy.  If signing as attorney, executor, administrator or other fiduciary, please give your full title as such.  If more than one owner is shown above, each should sign individually.  If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, 2013 Form 10-K and 2013 Annual Report are available at www.proxyvote.com.

VENTAS, INC.
PROXY SOLICITED BY OR ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON May 15, 2014

The undersigned, revoking all prior proxies, hereby appoints Debra A. Cafaro and Richard A. Schweinhart, and each of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 8:00 a.m. local (Central) time on Thursday, May 15, 2014, at 353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof.  Said proxies are directed to vote on matters described in the Notice of Annual Meeting and Proxy Statement as indicated on the reverse side hereof, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted (1) “FOR” each director-nominee, (2) “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2014, and (3) “FOR” the advisory vote to approve executive compensation.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE